Exhibit 10.1

EXECUTION VERSION

PURCHASE AGREEMENT

by and between

INTERNATIONAL PAPER COMPANY

and

MOHAWK PAPER MILLS, INC.

Dated as of March 30, 2005

EXHIBITS

Exhibit A	Bill of Sale
Exhibit B	Limited Warranty Deeds
Exhibit C	Trademark Assignment
Exhibit D	Domain Name Assignment
Exhibit E	Instrument of Assumption
Exhibit F	Transition Services Agreement
Exhibit G	License Agreement
Exhibit H	Patent License Agreement

SCHEDULES

See the Table of Contents in respect of the Disclosure Schedules, which follows the cover page thereof.

PAGE NUMBER REFERENCES FOR DEFINED TERMS

Affected Employees	10
affiliate	43
affiliated	43
Agreement	1
Assets	1
Assumed Liabilities	4
Balance Sheets	16
Basket Amount	32
Bill of Sale	2
Business	1
Buyer	1
Buyer Damages	32
Buyer Indemnitees	32
Buyer Plans	11
Cases	19
Claim	34
Closing Date	5
Closing Date Statement	7
Closing Inventory	7
COBRA	13
Code	5
Commitment Letter	24
Competing Business	29
Confidentiality Agreement	26
Deferred Purchase Price	8
Disclosure Schedules	4
Domain Name Assignment	3
Employee Release	9
Environmental Laws	21
ERISA	11
Estimated Closing Inventory Amount	6
Estimated Closing Purchase Price	4
Excess Inventory	6
Excluded Assets	3
Excluded Liability	4
Excluded Marks	3
Fidelity	28
Final Allocation	9
Final Closing Purchase Price	8
Final Excess Inventory Amount	8
Final Statement	8
Financial Statements	16
Financing Source	24
Fixed Amount	4
GAAP	17
Hazardous Substances	22
HSP	11
H-S-R Act	16
Income Statements	16
Income Tax	21
Income Taxes	21
Indemnity Period	32
Independent Accounting Firm	8
Instrument of Assumption	4
Intellectual Property	18
Inventory	2
Inventory Count	6
IRS	9
Knowledge	15
Leased Real Property	1
Leases	18
License Agreement	5
Liens	16
Limited Warranty Deeds	2
Material Adverse Effect	15
Non-Inventory Tangible Assets	1
Non-Purchased Inventory	3
Other Instruments	3
Owned Real Property	1
Patent License Agreement	5
Permits	2
Permitted Encumbrances	17
person	43
Plans	20
Pre-Closing Tax Period	3
Preliminary Allocation	4
Purchase Price	4
Purchased Inventory	2
Regional Distribution Centers	6
Remediation Standard	37
Resolution Period	8
Savings Plan	11
Saybrook Subleases	2
Seller	1
Seller Damages	33
Seller Indemnitees	4
Seller Savings Plan	11
SSP	11
Tax Return	21
Taxes	21
Trademark Assignment	2
Transferred Employee	10
Transferred Employees	10
Transition Services Agreement	5
Vacation and Holiday Pay Amount	4
Westfield Lease Agreement	5

PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of March 30, 2005 (the “Agreement”), is by and between International Paper Company, a New York corporation (“Seller”), and Mohawk Paper Mills, Inc., a New York corporation (“Buyer”). Capitalized terms used herein shall have the meanings assigned to such terms in the text of this Agreement and the locations of such definitions are referenced following the table of contents.

WHEREAS, Seller is, among other things, engaged in the manufacturing, converting and selling of various premium fine and specialty papers at Hamilton, Ohio, Saybrook, Ohio and Westfield, Massachusetts (hereinafter referred to collectively as the “Business”);

WHEREAS, it is the intention of the parties hereto to transfer to Buyer the Business by transferring to Buyer certain assets of Seller, as described herein, and by the assumption by Buyer of certain obligations and liabilities to the extent set forth herein; and

WHEREAS, pursuant to the terms and conditions of this Agreement, Seller desires to sell or cause to be sold to Buyer, and Buyer desires to purchase from Seller, the assets more fully described herein for consideration that includes the assumption by Buyer of certain obligations and liabilities.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

TRANSFER OF ASSETS AND LIABILITIES

Section 1.1	Assets

(a) Subject to the terms and conditions of this Agreement, at the Closing provided for in Section 1.4, Seller will sell, convey, assign, transfer and deliver, or will cause to be sold, conveyed, assigned, transferred and delivered, to Buyer all of Seller’s right, title and interest in and to the assets of the Business (other than the Excluded Assets set forth in Section 1.1(c) hereof) owned or leased directly or indirectly by Seller on the Closing Date and used exclusively or primarily in connection with the Business (collectively, the “Assets”), free and clear of any Liens, except for Permitted Encumbrances, including, without limitation, the following:

(i) All fee real property owned by Seller and listed on Schedule 3.9 of the Disclosure Schedules hereto (the “Owned Real Property”) and all leasehold real property leased by Seller and listed on Schedule 3.10 of the Disclosure Schedules hereto (collectively, the “Leased Real Property”);

(ii) All of Seller’s right, title and interest in and to the assets owned or leased by Seller, located at or on any Owned Real Property or Leased Real Property and used exclusively or primarily in connection with the operations of the Business conducted thereat, of the following types (collectively, the “Non-Inventory Tangible Assets”): factories, plants, buildings (together with appurtenances thereto and leasehold improvements), machinery, tools and equipment, automobiles, trucks and other motor vehicles, furniture and fixtures, computer hardware, computer software, service parts, packaging materials, operating and storeroom materials, supplies and leases of personal property. The Non-Inventory Tangible Assets include but are not limited to those items set forth on Schedule 1.1(a)(ii) of the Disclosure Schedules, either individually or by category descriptions;

(iii) All finished goods, work-in-progress, raw materials (including pulp, starches and chemicals) and inventory purchased for resale of the Business (collectively, “Inventory”), other than the Non-Purchased Inventory (the Inventory, less the Non-Purchased Inventory, is referred to herein as the “Purchased Inventory”);

(iv) Intentionally Omitted;

(v) All (A) patents, patent applications, trademarks, trademark applications, trade names, labels and other trade dress, copyrights, domain names, research and marketing and other related data owned by Seller (or any of its affiliates), including without limitation those items listed on Schedule 3.11(a) of the Disclosure Schedules and all goodwill specifically associated therewith, (B) transferable rights under the software licenses listed on Schedule 3.11(c) of the Disclosure Schedules and (C) know-how and trade secrets of Seller (including without limitation, recipes and formulae used to manufacture paper), but in the case of each of (A), (B) and (C), only to the extent any such items of intellectual property are used exclusively in the Business and/or listed on Schedule 3.11(a) of the Disclosure Schedules, and excluding therefrom the Excluded Marks;

(vi) All transferable licenses, permits, authorizations, consents, approvals, orders, filings or registrations with any court or administrative or governmental authority held by Seller and listed on Schedule 1.1(a)(vi) of the Disclosure Schedules (collectively, the “Permits”);

(vii) All customer lists listed on Schedule 1.1(a)(vii) of the Disclosure Schedules;

(viii) All deposits, advance payments, prepaid items and expenses, rights of offset and credits and claims for refund listed on Schedule 1.1(a)(viii) of the Disclosure Schedules.

(ix) All contracts and unfilled orders to which Seller is a party listed on Schedule 1.3(b) of the Disclosure Schedules; and

(x) Seller’s books and records listed on Schedule 1.1(a)(x) of the Disclosure Schedules.

(b) Such sale, conveyance, assignment, transfer and delivery will be effected by delivery by Seller to Buyer of (i) a duly executed bill of sale, substantially in the form of Exhibit A attached hereto (the “Bill of Sale”), (ii) limited warranty deeds with respect to the Owned Real Property, substantially in the forms attached hereto as Exhibit B (collectively, the “Limited Warranty Deeds”), (iii) two (2) sublease agreements in respect of Seller’s interest in that portion of the Leased Real Property located in Saybrook, Ohio, in form and substance reasonably acceptable to Buyer and Seller (collectively, the “Saybrook Subleases”), (iv) instruments of assignment assigning Seller’s interest in (A) the registered trademarks and trademark applications included in the Assets, substantially in the form of Exhibit C attached hereto (the “Trademark Assignment”) and (B) the domain names included in the Assets, substantially in the form of Exhibit D attached hereto (the “Domain Name Assignment”) and (v) such other good and sufficient instruments of conveyance, transfer and assignment, as shall be necessary to vest in Buyer good and valid title to the other Assets (collectively, the “Other Instruments”), free and clear of all Liens, except for Permitted Encumbrances.

(c) Anything contained in Section 1.1(a) to the contrary notwithstanding, there are expressly excluded from the assets and properties to be sold, conveyed, assigned, transferred and delivered the following assets (collectively, the “Excluded Assets”):

(i) The consideration delivered by Buyer to Seller pursuant to this Agreement and cash or other cash equivalents (other than petty cash and other similar accounts and notes receivable and securities);

(ii) Any of Seller’s corporate franchises, certificates of incorporation (or other similar organizational documents), corporate seals, minute books, and other corporate records;

(iii) All insurance policies and binders and all claims, refunds and credits from insurance policies or binders due or to become due with respect to such policies or binders;

(iv) All trusts, trust assets, trust accounts, reserves and insurance policies relating to or funding Seller’s employee benefit plans, except as otherwise provided in Section 2.2;

(v) All Tax credits and refunds pertaining to the Business or the Assets that are attributable to (A) any taxable period ending on or before the Closing Date and (B) for any taxable period that includes but does not end on the Closing Date, the portion thereof ending on the Closing Date (collectively, a “Pre-Closing Tax Period” );

(vi) The trade name “International Paper”, the trademarks and logos “International Paper”, “IP”, “Hammermill”, and “Park Avenue” and the “Tree in the Circle” design and any related trade dress, and the goodwill associated therewith (collectively, the “Excluded Marks”);

(vii) All accounts receivable and notes receivable of Seller or the Business;

(viii) any item of inventory described on Schedule 1.1(c)(viii) of the Disclosure Schedules (collectively, the “Non-Purchased Inventory”);

(ix) All claims, recoveries and judgments in favor of or for the benefit of Seller or any of its affiliates relating to any Excluded Liabilities; and

(x) The assets set forth on Schedule 1.1(c)(x) of the Disclosure Schedules.

Section 1.2	Intercompany Liabilities

At (and effective immediately prior to) the Closing, Seller will cancel, settle or otherwise repay, and will cause its affiliates to cancel, settle or otherwise repay, all of its or their liabilities and obligations to the Business, and neither Seller nor its affiliates shall have any responsibility for those liabilities. At (and effective immediately prior to) the Closing, Seller will cause the Business to cancel, settle or otherwise repay all of its liabilities and obligations owed to Seller and its affiliates, and Buyer shall not have any responsibility for those liabilities.

Section 1.3	Purchase Price; Assumption of Liabilities

(a) Subject to the terms and conditions of this Agreement, in reliance on Seller’s representations, warranties and agreements contained herein, and in consideration of the sale, conveyance, assignment, transfer and delivery of the Assets and the Business, Buyer will deliver or cause to be delivered, payment by wire transfer to such bank account or bank accounts as shall be specified by Seller, in immediately available funds, of $21,500,000 (the “Fixed Amount”), plus the Estimated Closing Inventory Amount, which amount shall be determined pursuant to Section 1.7, less the aggregate amount owing to Transferred Employees as of the Closing Date with respect to accrued vacation and holiday pay (the “Vacation and Holiday Pay Amount”; the sum of the Fixed Amount and the Estimated Closing Inventory Amount, less the Vacation and Holiday Pay Amount, the “Estimated Closing Purchase Price”). The Estimated Closing Purchase Price shall be adjusted pursuant to Section 1.9 to arrive at the Final Closing Purchase Price. The sum of the Final Closing Purchase Price and the Deferred Purchase Price, which latter amount shall be determined pursuant to Section 1.9(b), is referred to as the “Purchase Price”. The Purchase Price, together with the assumption of the Assumed Liabilities, shall constitute full payment for the sale, conveyance, assignment, transfer and delivery of the Assets and the Business. Schedule 1.3(a) of the Disclosure Schedules being delivered to Buyer herewith (the “Disclosure Schedules”) sets forth a preliminary allocation of the Estimated Closing Purchase Price among the Assets in accordance with Section 1060 of the Code and the applicable Treasury Regulations (the “Preliminary Allocation”).

(b) At the Closing, Buyer will deliver to Seller an instrument of assumption substantially in the form of Exhibit E attached hereto (the “Instrument of Assumption”), whereby Buyer will undertake, assume and agree to perform, pay and discharge when due, and hold the Seller and its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “Seller Indemnitees”) harmless from and indemnify the Seller Indemnitees, in accordance with Article VII, against, any and all liabilities and obligations of Seller (i) in respect of accrued vacation and holiday pay owing to Transferred Employees and included in the Vacation and Holiday Pay Amount, (ii) in respect of all product returns and warranty claims exclusively relating to products of the Business, (iii) listed on Schedule 1.3(b) of the Disclosure Schedules and (iv) in an amount less than $5,000 and that are exclusively related to the Business, whether or not or set forth on Schedule 1.3(b) of the Disclosure Schedules, provided that this clause (iv) shall only apply to the extent that (A) the aggregate amount of such liabilities and obligations does not exceed $250,000 and (B) such liability does not relate to services or products received prior to the Closing Date (collectively, the “Assumed Liabilities”). Any liability or obligation that is not an Assumed Liability is referred to herein as an “Excluded Liability”.

(c) Buyer will deliver, or cause to be delivered, payment of the Deferred Purchase Price in five (5) equal installments on September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006 and September 30, 2006, by wire transfer of immediately available funds to such bank account or accounts as shall be specified by Seller. If Buyer does not make timely payment of any installment of the Deferred Purchase Price in accordance with the foregoing sentence, Buyer shall pay interest on any overdue amounts at a rate of 12% per annum (or the highest rate permitted by applicable law, if such rate is lower than 12% at any time such interest becomes payable) until such time as any overdue amounts, and any interest accrued thereon, is paid in full.

Section 1.4	Closing

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place not later than 10:00 A.M., local time, at the offices of Wiggin and Dana LLP, 400 Atlantic Street, Stamford, Connecticut on May 2, 2005, or at such other time or place as to which the parties shall agree. The effective time of the Closing shall be 11:59 p.m. on April 30, 2005 and such date is sometimes referred to herein as the “Closing Date”.

Section 1.5	Deliveries by Seller

At the Closing, Seller will deliver or cause to be delivered to Buyer (unless delivered previously) the following:

(a) A duly executed Bill of Sale;

(b) Limited Warranty Deeds for the Owned Real Property;

(c) Duly executed counterparts of the Saybrook Subleases, together with duly executed consents of the landlord thereto;

(d) The officer’s certificate referred to in Section 6.3(c);

(e) A certificate of Seller’s non-foreign status that complies with the requirements of Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder;

(f) A duly executed counterpart of the Trademark Assignment;

(g) A duly executed counterpart of the Domain Name Assignment;

(h) A duly executed counterpart of the lease agreement, relating to Seller’s converting facility located in Westfield, Massachusetts, in form and substance reasonably acceptable to Buyer and Seller (the “Westfield Lease Agreement”);

(i) A duly executed counterpart of the transition services agreement, substantially in the form of Exhibit F attached hereto (the “Transition Services Agreement”);

(j) A duly executed counterpart of the license agreement, substantially in the form of Exhibit G attached hereto (the “License Agreement”);

(k) A duly executed counterpart of the patent license agreement, substantially in the form of Exhibit H attached hereto (the “Patent License Agreement”); and

(l) A standard form of title affidavit to be delivered to the Title Insurer in connection with the Owned Real Property.

Section 1.6	Deliveries by Buyer

At the Closing, Buyer will deliver or cause to be delivered to Seller (unless previously delivered) the following:

(a) The Estimated Closing Purchase Price referred to in Section 1.3(a);

(b) A duly executed Instrument of Assumption;

(c) Duly executed counterparts of the Saybrook Subleases;

(d) The officer’s certificate referred to in Section 6.2(c);

(e) A duly executed counterpart of the Trademark Assignment;

(f) A duly executed counterpart of the Domain Name Assignment;

(g) A duly executed counterpart of the Lease Agreement;

(h) A duly executed counterpart of the Transition Services Agreement;

(i) A duly executed counterpart of the License Agreement; and

(j) A duly executed counterpart of the Patent License Agreement.

Section 1.7	Inventory Valuation and Count

(a) Seller shall, not later than the two (2) business days prior to the Closing Date, deliver to Buyer a certificate, signed by an officer of Seller, setting forth Seller’s good faith estimate of (i) the value of the Closing Inventory as of the opening of business on the Closing Date (the “Estimated Closing Inventory Amount”) and (ii) the value of the Excess Inventory as of the opening of business on the Closing Date, in each case determined in accordance with the procedures set forth in Schedule 1.8(a) of the Disclosure Schedules and taking into account the provisions of Sections 1.7(c) and 1.9(b).

(b) No later than two (2) business days after the Closing Date, Seller and Buyer shall jointly make a physical count of the Purchased Inventory as of the opening of business on the Closing Date and agree upon the results of such count (the “Inventory Count”). The Purchased Inventory shall consist of Closing Inventory and Excess Inventory, and the amount thereof shall be based upon the Inventory Count. “Excess Inventory” shall mean any item of Purchased Inventory located at the Owned Real Property, the Leased Real Property or one of Seller’s regional distribution centers in (i) Portland, Oregon, (ii) Ontario, California, (iii) Dallas, Texas, (iv) Westfield, Massachusetts or (v) Mount Holyoke, Massachusetts (collectively, the “Regional Distribution Centers”), and in each case (A) for which there is more than one (1) year of stock, based on turnover for the twelve (12) month period ending on February 28, 2005 or (B) that was manufactured prior to March 1, 2003; provided, however, that any item of Purchased Inventory manufactured pursuant to a special customer order or Seller’s “quick turn” program shall not be deemed Excess Inventory; and provided further, for the avoidance of doubt, that (I) the Regional Distribution Center in Westfield, Massachusetts is a separate facility from the facility that will be the subject of the Westfield Lease Agreement, and (II) none of the inventory of Seller’s xpedx business located at any Regional Distribution Center shall be Purchased Inventory. “Closing Inventory” shall mean any item of Purchased Inventory (A) that is located at the Owned Real Property, the Leased Real Property or one of the Regional Distribution Centers and is not Excess Inventory, (B) that is located at Seller’s facility in Westfield, Massachusetts that will be the subject of the Westfield Lease Agreement or (C) that is located at a third party converting facility listed on Schedule 3.19 of the Disclosure Schedules.

(c) The value of Closing Inventory, for all purposes of this Agreement, (i) shall be reduced by $257,000 (which amount represents the parties’ agreed upon allowance for product returns and product warranty claims in respect of the Purchased Inventory), (ii) shall be reduced by $600,000 (which amount represents the parties’ agreed upon allowance for obsolete and slow-moving inventory located at Seller’s facilities in Westfield, Massachusetts), and (iii) shall, notwithstanding anything to the contrary in Schedule 1.8(a) of the Disclosure Schedules or otherwise, reflect a per ton value for any NBHK pulp included among the raw materials that are part of the Purchased Inventory of $545.00.

Section 1.8	Preparation of Closing Date Statement

An unaudited statement (the “Closing Date Statement”) of the value of the Closing Inventory, the value of the Excess Inventory and the Vacation and Holiday Pay Amount as of the opening of business on the Closing Date shall be prepared by Seller in the following manner:

(a) Within sixty (60) days after the Closing Date, Seller shall deliver to Buyer the Closing Date Statement, setting forth the value of the Closing Inventory, the value of the Excess Inventory and the Vacation and Holiday Pay Amount as of the opening of business on the Closing Date, calculated in accordance with the procedures and accounting principles identified in Schedule 1.8(a) of the Disclosure Schedules. The Closing Date Statement shall be accompanied by a report setting forth (A) the amount of any adjustment to the Estimated Closing Purchase Price to be paid and by whom pursuant to Section 1.9 and the basis therefor, and (B) the amount of the Deferred Purchase Price.

(b) Following the Closing, each of Buyer and Seller shall give the other party and any independent auditors and authorized representatives of such other party full access at all reasonable times to the properties, books, records and personnel of the Business for purposes of preparing, reviewing and resolving any disputes concerning the Closing Date Statement. Buyer shall have thirty (30) days following the delivery to Buyer of the Closing Date Statement during which to notify Seller in writing of any dispute of any item contained in the Closing Date Statement, which notice shall set forth in reasonable detail the basis for such dispute. If Buyer fails to notify Seller of any such dispute within such 30-day period, the Closing Date Statement shall be deemed to be accepted by Buyer. In the event that Buyer shall so notify Seller of any dispute, Buyer and Seller shall cooperate in good faith to resolve such dispute as promptly as possible.

(c) Buyer agrees that it shall not propose adjustments to or dispute portions of the Closing Date Statement prepared by Seller if such adjustments or disputes involve changes in or question the methodology or the practices of the Seller identified in Schedule 1.8(a) of the Disclosure Schedules. For the avoidance of doubt, it is expressly agreed that no objection may be raised and no adjustment may be proposed to any entry or item contained in the Closing Date Statement except on grounds that such item or entry is not in accordance with the provisions of this Agreement or the procedures or accounting principles identified in Schedule 1.8(a) of the Disclosure Schedules consistently applied.

(d) If Buyer and Seller are unable to resolve any such dispute within thirty (30) days of Buyer’s delivery of the notice referred to in Section 1.8(b) above (the “Resolution Period”), then all amounts remaining in dispute shall be submitted to the New York, New York office of PricewaterhouseCoopers LLP (the “Independent Accounting Firm”). Each party agrees to execute, if requested by the Independent Accounting Firm, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne equally by Seller and Buyer. The Independent Accounting Firm shall act as an arbitrator to determine, based solely on presentations by Seller and Buyer, and not by independent review, only those issues still in dispute and shall be limited to those adjustments, if any, that need be made for the Closing Date Statement to comply with the standards referred to in Section 1.8(a). The Independent Accounting Firm’s determination shall be requested to be made within thirty (30) days of its engagement, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding and conclusive. The “Final Statement” shall be (i) the Closing Date Statement in the event that the Buyer does not deliver a notice of dispute in the 30-day period specified in Section 1.8(b) or accepts the Closing Date Statement or (ii) the Closing Date Statement, as modified by written resolution of any disputes by Buyer and Seller or by the Independent Accounting Firm. The procedures set forth in this Section 1.8(d) are the sole remedy for any disputes with respect to matters set forth on or arising in connection with the Closing Date Statement.

Section 1.9	Post-Closing Purchase Price Adjustments; Allocation of Purchase Price

(a) To the extent that the Fixed Amount, plus the value of the Closing Inventory, less the Vacation and Holiday Pay Amount, all determined by reference to the Final Statement (such amount, the “Final Closing Purchase Price”) is less than the Estimated Closing Purchase Price, Seller shall pay such difference to Buyer within ten (10) days following the determination of the Final Statement. To the extent that the Final Closing Purchase Price is greater than the Estimated Closing Purchase Price, Buyer shall pay such difference to Seller within ten (10) days following the determination of the Final Statement.

(b) The value of the Excess Inventory, as determined by reference to the Final Statement, shall be the “Final Excess Inventory Amount”. The product of (i) the Final Excess Inventory Amount, and (ii) 0.50, shall equal the “Deferred Purchase Price”.

(c) Interest shall be paid on any amount payable pursuant to this Section 1.9 (but, subject to the provisions of Section 1.3(c), not on any outstanding amounts of Deferred Purchase Price) at the rate of 6% per annum from the Closing Date to the date such payment is made. Any amount paid by either Seller or Buyer pursuant to this Section 1.9 shall be paid by wire transfer in immediately available funds to an account designated by the party entitled to receive such payment; provided, however, that if Buyer is to make a payment pursuant to Section 1.9(a) and Seller is to make a payment pursuant to Section 1.9(b), such amounts shall be netted and the party with the net obligation shall deliver funds in accordance with this Section 1.9(c).

(d) In conjunction with the determination of the Final Statement, Seller and Buyer shall also negotiate in good faith to agree as promptly as possible, but in any event within sixty (60) days after the determination of the Final Statement, upon an allocation of the Purchase Price to the Assets in accordance with Section 1060 of the Code, and the applicable Treasury Regulations or applicable local law, starting with the preliminary allocation set forth in Schedule 1.2 of the Disclosure Schedules, and making the applicable changes thereto consistent with the Final Statement and the Final Closing Purchase Price (the “Final Allocation”). Seller and Buyer (i) shall be bound by the allocations determined pursuant to this paragraph for purposes of determining any Taxes, (ii) shall prepare and file all Tax Returns in a manner consistent with such allocations, and (iii) shall take no position inconsistent with such allocations in any Tax Return, any proceeding before any taxing authority or otherwise except as may be adjusted by subsequent agreement of the parties following an audit by the U.S. Internal Revenue Service (the “IRS” ) or by Court decision. In the event that any such allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other party hereto concerning resolution of such dispute.

Section 1.10	Apportionment of Real Estate Taxes; Transfer Taxes

(a) At the Closing, Buyer and Seller shall apportion all real property, property, intangibles and other similar ad valorem Taxes paid or payable in connection with any of the Assets, any and all rent paid or payable under any of the Leases and any and all utility bills paid or payable in connection with the operation of the Business, such apportionments to be made as of the Closing Date and (i) in the case of real property, property, intangibles and other similar ad valorem Taxes, based upon the fiscal year for which the same are assessed and shall be apportioned in accordance with the principles of Section 164(d) of the Code, (ii) in the case of rent, based upon the period for which the same is payable, and (iii) in the case of utilities, based upon meter readings as of the Closing Date. In the event that the applicable Tax bill, landlord rent statement or other information reasonably necessary for computing any such apportionment is not available on the Closing Date, this provision shall be deemed to survive such Closing and such apportionment shall be made subsequent to such Closing, within thirty (30) days after receipt by the parties of the applicable Tax bill, landlord rent statement or other information reasonably necessary for computing such apportionment. Seller shall not be responsible for any increased assessments resulting from the transactions contemplated hereby.

(b) Seller on the one hand and Buyer on the other hand, shall each pay fifty percent (50%) of the aggregate amount of all stamp, transfer, documentary sales, use, registration and other such Taxes incurred in connection with this Agreement and the transactions contemplated hereby, other than in respect of the sale, conveyance and transfer of the Owned Real Property, which shall be paid by Seller.

ARTICLE II

RELATED MATTERS

Section 2.1	Books and Records of Seller

(a) Seller agrees to deliver, or cause to be delivered, to Buyer on or as soon as practicable after the Closing, all books and records of Seller exclusively used or held for use in the conduct of the Business or pertaining to those Assets and Assumed Liabilities conveyed or assumed at the Closing (including, but not limited to, correspondence, memoranda, books of account, personnel and payroll records, manufacturing, operational and inspection records and the like), other than books and records (i) relating to Taxes, (ii) relating to an employee’s individual personnel or payroll records, to the extent a release has not been obtained from such employee authorizing Seller to release such documents and releasing Seller from any liability associated with the documents or the disclosure thereof (each such release, an “Employee Release”), or (iii) that are inseparable from Seller’s other operations. Seller shall use commercially reasonable efforts to obtain Employee Releases from all employees of the Business.

(b) Any books and records relating to the Business that are not delivered to Buyer hereunder, other than books and records relating to Taxes, will be preserved by Seller in accordance with the document retention policy of the Business as in effect on the date hereof (including any legal holds placed on books and records relating to litigated matters) and will be made available (for review and copying) to Buyer and its authorized representatives upon reasonable notice during normal business hours, to the extent reasonably required by Buyer, except to the extent that such books and records are subject to a legal privilege that, in the good faith judgment of Seller, may be lost or impaired by virtue of such disclosure and except to the extent an Employee Release has not been obtained from an employee.

(c) Buyer will preserve and make available (for review and copying) to Seller and its authorized representatives upon reasonable notice during normal business hours the records transferred by Seller in accordance with the document retention policy of the Business as in effect on the date hereof (including any legal holds placed on books and records relating to litigated matters) and, with respect to records that may be relevant to any actual Tax audits or proceedings, such additional period as is reasonably required by Seller; provided that Buyer shall notify Seller prior to destroying any such record during such period.

Section 2.2	Employees and Employee Benefits

(a) Employment. Effective immediately following the Closing, Buyer shall offer to employ on an “at will” basis each person who is a full time or part time employee of the Business immediately prior to the Closing (the “Affected Employees”), other than those employees listed on Schedule 2.2(a) of the Disclosure Schedules, on terms no less favorable in the aggregate (including with respect to position, duties, responsibilities, compensation and location) than those provided on the date hereof to the Affected Employees, without regard, however, to any equity-based compensation or retiree life insurance or retiree health benefits provided to such employees, and except as otherwise provided in Sections 2.2(f) and 2.2(g). Any such Affected Employee who shall have accepted such offer of employment shall be referred to herein as a “Transferred Employee”, and all such employees collectively shall be referred to herein as the “Transferred Employees”. Seller shall, and shall cause its affiliates to, make available to Buyer such personnel information as Buyer may from time to time lawfully request with respect to any Transferred Employee, including compensation and employment records, but only after obtaining an Employee Release from each such Transferred Employee.

(b) Substantially Equivalent Benefits. For a one (1) year period following the Closing, Buyer shall provide each Transferred Employee with benefits that are at least substantially equivalent in the aggregate to the benefits provided to each such Transferred Employee immediately prior to the Closing without regard, however, to any equity-based compensation or retiree life insurance or retiree health benefits provided to such employees; provided that Buyer, in providing such substantially equivalent benefits, shall not be required to assume, provide or maintain any Plan or other particular plan or benefit that was provided to or maintained for Affected Employees prior to the Closing, except as otherwise required by an applicable collective bargaining agreement.

(c) Service Credit, Deductibles, and Preexisting Conditions. Buyer agrees that, for purposes of all employee benefit plans (including, but not limited to, all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all policies and employee fringe benefit programs, including vacation policies) of Buyer (such plans, programs, policies and arrangements, collectively, the “Buyer Plans”) in which the Transferred Employees may participate following the Closing, credit will be given to the Transferred Employees for service previously credited with the Business prior to the Closing; provided, however, that such crediting of service does not result in a duplication of benefits; and provided further, that such crediting of service need not be given for benefit accrual purposes under any Buyer Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a “defined contribution plan” (as defined in Section 3(34) of ERISA). Transferred Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any corresponding Buyer Plan for which deductibles or co-payments are required. Buyer shall also cause each Buyer Plan to waive any pre-existing condition exclusion or restriction, any waiting period limitation, or any evidence of insurability requirements for the Transferred Employees to the extent such exclusions, restrictions, limitations or requirements had been waived or satisfied under the terms of any corresponding Seller Plan immediately prior to the Closing.

(d) Savings Plan. As soon as practicable following the Closing Date:

(i) Buyer shall provide Seller with such documents and other information as Seller shall reasonably request to assure itself that The Mohawk Paper Mills Defined Contribution Savings Plan and the Mohawk Paper Mills, Inc. Hourly Savings Plan (collectively, the “Savings Plans”) provide for the receipt of eligible rollover distributions (as such term is defined under Section 402 of the Code) from the Transferred Employees;

(ii) Buyer shall provide Seller with such documents and other information as Seller shall reasonably request to assure itself that the Savings Plans and the trusts established in connection therewith are qualified and tax-exempt under Sections 401(a) and 501(a) of the Code, which shall be evidenced by a favorable determination letter issued by the IRS; and

(iii) Seller shall provide Buyer with such documents as Buyer shall reasonably request to assure itself that the accounts of the Transferred Employees under the International Paper Company Salaried Savings Plan (the “SSP”) and the International Paper Company Hourly Savings Plan (the “HSP”) (each, a “Seller Savings Plan”), if distributed to such Transferred Employees, would be eligible rollover distributions.

Seller shall 100% vest or cause to be 100% vested, as of the Closing Date, the accounts under the SSP and HSP for each Transferred Employee, and Seller shall contribute all contributions to the SSP and HSP with respect to each Transferred Employee (A) which are required to be made on or before the Closing Date under the SSP and HSP, and (B) which relate to service or employee salary deferral contributions on or prior to the Closing Date, but are not required to be made on or prior to the Closing Date, under the SSP and HSP. Each Transferred Employee who is a participant in a Seller Savings Plan shall be given the opportunity to “roll over” such account balance by way of an eligible rollover distribution to one of the Savings Plans, subject to and in accordance with the provisions of the Savings Plans and applicable law. Notwithstanding anything in this Agreement to the contrary, each

Transferred Employee who is eligible to participate in a Seller Savings Plan will become eligible to participate in one of the Savings Plans as soon as reasonably practicable after the Closing Date, subject to and in accordance with the provisions of the Savings Plans and applicable law.

(e) Severance Pay.

(i) In the event that Buyer hires prior to the Closing Date, or has hired since December 14, 2004, any sales or specification representative to service a geographic territory which overlaps with that of any sales or specification representative among the Affected Employees not offered employment pursuant to Section 2.2(a) (other than any individuals listed on Schedule 2.2(e)(i) of the Disclosure Schedules), then Buyer shall reimburse Seller for the amount of severance and benefits incurred by Seller under Seller’s severance plan, as set forth on Schedule 2.2(e)(ii) of the Disclosure Schedules, as a result of Buyer’s failure to make such offer. Buyer will reimburse Seller for such amount within thirty (30) days of receipt of documentation from Seller of such amount.

(ii) In the event that any Transferred Employee is discharged by Buyer or any Subsidiary within one (1) year after the Closing Date (other than for “cause” or because of such Transferred Employee’s voluntary termination or retirement), then Buyer shall treat such Transferred Employee, and shall be responsible for severance and benefits, in accordance with Seller’s severance plan, as set forth on Schedule 2.2(e)(ii) of the Disclosure Schedules. Buyer will maintain such severance plan for at least one (1) year after the Closing Date. Buyer shall be responsible and assume all liability for all notices or payments due to any Transferred Employee, and all notices, payments, assessments due to any government authority, pursuant to any applicable federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of employees by the Business after the Closing, including but not limited to the Worker Adjustment and Retraining Notification Act and any rules or regulations as have been issued in connection with the foregoing.

(iii) In the event that Seller pays severance and/or benefits to any Affected Employee who does not become a Transferred Employee, and Buyer thereafter hires such Affected Employee within one (1) year after the Closing Date, then Buyer shall notify Seller of such action and reimburse Seller for the amount of severance and benefits incurred by Seller under (x) Seller’s severance plan, as set forth on Schedule 2.2(e)(ii) of the Disclosure Schedules or (y) as a result of effects bargaining for any Affected Employee covered by a collective bargaining agreement. Buyer will reimburse Seller for such amount within thirty (30) days of receipt of documentation from Seller of such amount.

(f) Pre-Closing Claims. Except as otherwise provided in Section 2.2(g) with respect to sickness and disability claims, Seller will remain responsible for all claims under the applicable Plans for health, accident, sickness, and disability benefits that are deemed incurred prior to the Closing Date by Affected Employees who become Transferred Employees or that are incurred at any time by Affected Employees who do not become Transferred Employees. For all purposes under such Plans, such Transferred Employees will be considered to have terminated employment with Seller as of the Closing Date. For purposes of this Agreement: (i) a claim for health benefits (including, without limitation, claims for medical, prescription drug and dental expenses) will be deemed to have been incurred on the date on which the related medical service or material was rendered to or received by the

Transferred Employee claiming such benefit, (ii) a claim for sickness or disability benefits based on an injury or illness occurring on or prior to the Closing Date will be deemed to have been incurred prior to the Closing Date if, but only if, the claim relating to such injury is made within thirteen (13) months from the Closing Date, and (iii) in the case of any claim for benefits other than health benefits and sickness and disability benefits (e.g., life insurance benefits), a claim will be deemed to have been incurred upon the occurrence of the event giving rise to such claims. As of the Closing, any Affected Employee who is receiving benefits under Seller’s short-term disability program shall be deemed to be an employee of Seller until such time as such employee is no longer eligible for Seller’s short-term disability program. If at such time such Affected Employee will be returning to work, such employee shall be offered employment by Buyer in accordance with the terms of Section 2.2(a) hereof. If at such time such employee will be eligible for long-term disability benefits or disability retirement, such employee shall receive such benefits under Seller’s long-term disability program or pension plan.

(g) Disabled Employees. Seller will remain responsible for (i) all benefits payable to Affected Employees who, as of the close of business on the day immediately preceding the Closing Date, were determined to be totally and permanently disabled in accordance with the applicable provisions of Seller’s health, accident, sickness, salary continuation, or short-term or long-term disability benefits plans or programs, and (ii) all workers compensation claims based on an injury occurring on or prior to the Closing Date; provided that the workers compensation claim relating to such injury is made within thirteen (13) months after the Closing Date.

(h) COBRA. The parties acknowledge that the transactions provided for in this Agreement may result in obligations on the part of Seller or its affiliates and one or more of the Plans that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) to comply with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA” ) or state law, as applicable. The parties expressly agree that Buyer and Buyer’s benefit plans shall have no responsibility for compliance with such health care continuation requirements (i) for qualified beneficiaries who previously elected to receive continuation coverage under the Plans or who between the date of this Agreement and the Closing Date elect to receive continuation coverage, or (ii) with respect to those employees or former employees of Seller or its affiliates who may become eligible to receive such continuation coverage on or prior to the Closing or in connection with the transactions provided for in this Agreement.

(i) Retiree Life and Health. Seller will provide retiree life insurance and health benefits as required under the provisions of any applicable Plan to any Affected Employee who was eligible for such benefits as of the close of business on the day immediately preceding the Closing Date.

(j) No Right of Employment. Nothing contained herein, expressed or implied, is intended to confer upon any Affected Employee or any other person any right to continued employment for any period by reason of this Agreement. Nothing contained herein is intended to confer upon any Affected Employee or any other person any particular term or condition of employment.

(k) Indemnification.

(i) After the Closing Date, Buyer shall be responsible for, and shall indemnify and hold harmless Seller and its affiliates and their officers, directors, employees, affiliates and agents and the fiduciaries (including plan administrators) of the health, welfare and other employee benefit plans maintained by Seller from and against any and all claims, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) and other liabilities and obligations relating to or arising out of (A) all vacation entitlement accrued but unpaid as of the Closing due to any Transferred Employees and taken into account in determining the Final Closing Purchase Price, (B) the liabilities assumed by Buyer under this Section 2.2 (other than benefits accrued by the Transferred Employees prior to the Closing Date which are provided by Seller’s retirement plans) or any failure by Buyer to comply with the provisions of this Section 2.2 and (C) any claims of, or damages or penalties brought by, any Transferred Employee, or any governmental entity on behalf of or concerning any Transferred Employee, with respect to any act or failure to act by Buyer to the extent arising from the employment, discharge, layoff or termination of any Transferred Employee who becomes an employee of Buyer on or after the Closing Date.

(ii) After the Closing Date, Seller shall be responsible for, and shall indemnify and hold harmless Buyer and its affiliates and their officers, directors, employees, affiliates and agents, and their respective fiduciaries (including plan administrators), of the health, welfare and other employee benefit plans maintained by Buyer from and against, any and all claims, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) and other liabilities and obligations relating to or arising out of (A) all compensation, pay and benefits due to any employee of the Business who does not become a Transferred Employee, (B) funding and/or paying any benefits under any of the Plans, including any termination benefits and other employee entitlements accrued under such plans by or attributable to employees of Seller and/or any of its affiliates, (C) the liabilities retained by Seller under this Section 2.2 or any failure by Seller to comply with the provisions of this Section 2.2 and (D) any claims of, or damages or penalties brought by, any employee of the Business, or any governmental entity on behalf of or concerning any such employee, with respect to any act or failure to act by Seller to the extent arising from the employment, discharge, layoff or termination of such employee prior to the Closing.

(l) Collective Bargaining Agreements. Buyer shall, as of the Closing, assume the collective bargaining agreements in effect with respect to the Affected Employees who become Transferred Employees and the obligations relating thereto and will recognize all accrued rights and all seniority dates under such agreements. To the extent that any provision of Sections 2.2(a) through (k) hereof conflict with provisions of any collective bargaining agreement assumed by Buyer pursuant to this Section 2.2(l), the terms of such collective bargaining agreement shall govern and control.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller, solely with respect to the Business, hereby represents and warrants to Buyer as follows:

Section 3.1	Organization

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Seller has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on the Business as now being conducted, except where any such failure to be so organized and existing or to have such power and authority would not individually or in the aggregate have a Material Adverse Effect. Seller is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by Seller in the conduct of the Business or the nature of the Business makes such qualification necessary, except in any such jurisdictions where the failure to be duly qualified or licensed would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

As used in this Agreement, “Material Adverse Effect” means any change, effect or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse change in, or effect on, the assets, properties, liabilities, financial condition or results of operations of the Business, taken as a whole, that is so substantial and adverse as to fundamentally impair the value to Buyer of the Business and does not arise from or relate to customers or suppliers of the Business or changes in the volumes or prices of sales or purchases by the Business; provided that any such effect resulting from (1) any change in economic conditions generally or in the industries in which the Business operates which does not disproportionately impact the Business, (2) any continuation of an adverse trend or condition, (3) any change in law, rule or regulation or GAAP (as defined in Section 3.6 and subject to the accounting principles set forth in Schedule 1.8 of the Disclosure Schedules) or interpretations thereof applicable to both Seller and Buyer, (4) increases in energy, electricity, raw materials or other operating costs, (5) any change in the financial condition or results of operation of the Business resulting from the pending sale of the Business to Buyer or (6) the transactions contemplated by this Agreement, shall not be considered when determining whether a Material Adverse Effect has occurred.

As used in this Agreement, “Knowledge” means the knowledge after reasonable inquiry of Ron Raley, Tom Cleaves, David Hauth, Vincent Young or Tom Whittaker.

Section 3.2	Authorization

Seller has the corporate power and authority to execute and deliver this Agreement and consummate or cause to be consummated the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Seller and no other corporate proceeding on the part of Seller is necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes, and, when executed and delivered, each of the other agreements, documents and instruments to be executed and delivered by Seller pursuant hereto will constitute, a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 3.3	Assets Necessary to the Business

Except as set forth on Schedule 3.3 of the Disclosure Schedules or for assets, services and supplies to be provided pursuant to the agreements to be entered into between Buyer and Seller at the Closing and subject to the receipt from any third parties of any required consents to assignment, following the Closing, Buyer will have all assets necessary to permit Buyer to carry on the Business in substantially the same manner as presently conducted by Seller.

Section 3.4	Title to Assets

Seller is the beneficial owner of the Assets other than the Assets leased from third parties, and has title to such Assets, free and clear of all Liens except for Permitted Encumbrances. As used herein, the term “Lien” shall mean any pledge, mortgage, deed of trust, charge, claim, title imperfection, defect or objection, security interest, conditional or installment sales agreement, encumbrance, easement, encroachment or third party right or restriction of any kind.

Section 3.5	Consents and Approvals; No Violations

(a) Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “H-S-R Act”), or antitrust or other regulatory laws of non-U.S. or other jurisdictions, and except as set forth on Schedule 3.5 of the Disclosure Schedules, there are no material governmental approvals or consents required for the execution, delivery or performance of this Agreement or the consummation by Seller of the transactions contemplated hereby.

(b) Except as set forth on Schedule 3.5 of the Disclosure Schedules, the execution, delivery and performance of this Agreement by the Seller will not (i) conflict with or result in any breach or violation of any provision of the certificate of incorporation or by-laws of Seller (ii) violate, conflict with or result in a default (or any event that, with notice or lapse of time or both, would constitute a default) under, or result in any termination, cancellation or acceleration or give rise to any such right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any agreement set forth or required to be set forth on Schedule 3.10 or Schedule 3.14 of the Disclosure Schedules; (iii) violate any order, injunction, decree, statute, rule or regulation applicable to Seller, or any of the assets or properties of the Business, or (iv) result in the creation or imposition of any Lien upon any of the assets or properties of the Business, excluding from the foregoing clauses (ii), (iii) and (iv) such (1) requirements, conflicts, defaults, rights, Liens or violations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect and would not adversely affect, in any material respect, the ability of Seller to consummate the transactions contemplated by this Agreement or that become applicable as a result of the business or activities (other than the Business) in which Buyer engages or proposes to be engaged or as a result of any acts or omissions by, or the status of or any facts pertaining to, Buyer, and (2) conflicts, defaults or violations arising in connection with the transfer or assignment of agreements or contracts that require the consent of the other party or parties thereto to transfer or assignment. As used in this Section 3.5, references to Seller shall refer only to Seller in connection with the conduct of the Business.

Section 3.6	Financial Statements

Attached as Schedule 3.6 of the Disclosure Schedules are the Business’ (i) unaudited combined balance sheets as of February 28, 2005, December 31, 2004 and December 31, 2003 (collectively, the “Balance Sheets”), and (ii) unaudited combined income statements for each of the years ended December 31, 2004 and 2003 and the two (2) month period ended February 28, 2005 (collectively, the “Income Statements” and together with the Balance Sheets, the “Financial Statements”), which have been extracted from the books and records of Seller, which books and records are the basis for the preparation of Seller’s audited financial statements. Except as disclosed in the Financial Statements or on Schedule 3.6 of the Disclosure Schedules, each Balance Sheet fairly presents, in all material respects, the financial position of the Business as of the date thereof, and each Income Statement fairly presents, in all material respects, the results of operations of the Business for the period indicated and has been derived from the books and records of the Seller; provided, however, that the Financial Statements present such information in accordance with Seller’s historical practices and do not conform to U.S. generally accepted accounting principles consistently applied (“GAAP”); provided, further, that all such accounting practices to the extent material and all deviations from historical practices with respect to the Financial Statements, have been fairly disclosed to the Buyer by the Seller and subject to the accounting principles set forth in Schedule 1.8 of the Disclosure Schedules, consistently applied. The Business is an integral part of the Seller and, therefore, the Financial Statements do not purport to be complete.

Section 3.7	Absence of Undisclosed Liabilities

Except (i) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since February 28, 2005 that have not had and are not reasonably likely to have a Material Adverse Effect and (ii) as listed on Schedule 3.7 of the Disclosure Schedules, since February 28, 2005, the Business has not incurred any liabilities or obligations (whether direct, indirect, accrued or contingent) that would be required to be reflected or reserved against in a balance sheet of the Business prepared in accordance with the principles used in preparation of the Balance Sheet of February 28, 2005 referred to in Section 3.6. The Business maintains no “off-balance sheet arrangements” within the meaning of Item 303 of Regulation S-K of the Securities and Exchange Commission.

Section 3.8	Absence of Material Adverse Effect

Except as set forth on Schedule 3.8 of the Disclosure Schedules or as otherwise contemplated by this Agreement, since February 28, 2005, there has not been any Material Adverse Effect.

Section 3.9	Title, Ownership and Related Matters

Schedule 3.9 of the Disclosure Schedules contains a complete and correct list of all Owned Real Property, including the address and name of record title owner thereof. Seller has fee simple title to the Owned Real Property, and the Owned Real Property is subject to no Liens, except for Permitted Encumbrances. As used herein, “Permitted Encumbrances” means (i) Liens for current Taxes not yet due or Taxes being contested in good faith, (ii) mechanics’, materialmen’s, warehousemen’s and similar liens attaching by operation of law, incurred in the ordinary course of business and securing payments not delinquent or payments which are being contested in good faith, provided that the party responsible for any such matter pursuant to Section 1.3(b) shall be responsible for such payment, (iii) with respect to the Owned Real Property, all matters of public record, as of February 9, 2005, in the county in which the Owned Real Property is located, (iv) defects, irregularities or imperfections of title, easements, servitudes, permits, rights of way, flowage rights, restrictions, licenses, covenants, sidetrack agreements, and zoning restrictions, if any, which do not materially detract from the value of the property subject thereto for the uses and purposes to which such property is currently employed or materially impair the operations of the Business, and (v) with respect to the Owned Real Property, such other matters as are set forth on Schedule 3.9 of the Disclosure Schedules.

Section 3.10	Leases

Schedule 3.10 of the Disclosure Schedules lists, as of the date hereof, the address of and name of the landlord for each of the Leased Real Property and all leases and subleases relating thereto (collectively, the “Leases”). True and complete copies of the Leases and all amendments and agreements relating thereto have been made available to Buyer. To the Knowledge of Seller, all of the Leases are valid, binding and enforceable in accordance with their respective terms, and neither Seller nor, to the Knowledge of Seller, the other party to any Lease is in default under such Lease in any material respect.

Section 3.11	Intellectual Property

(a) Schedule 3.11(a) of the Disclosure Schedules sets forth all material patents, patent applications, trademark and service mark registrations and applications for registrations thereof, registered copyrights and applications for registration thereof, Internet domain names and URLs, whether domestic or foreign, used or held for use primarily or exclusively in the Business as currently conducted (collectively, the “Intellectual Property”).

(b) Seller or one of its affiliates has such ownership of, or other rights by license or other agreement to use, the Intellectual Property free and clear of all Liens and without obligation to pay any royalties or other fees with respect thereto except for renewal fees, maintenance fees and like fees that will become due and payable to governmental agencies after the Closing Date to maintain the active status of the Intellectual Property. There are no pending proceedings or litigation or, to the Knowledge of Seller, other adverse claims by any person against the use by the Seller (as it relates to the Business) of any Intellectual Property. The instruments of assignment to be delivered by Seller to Buyer (or parties designated by Buyer) at the Closing, pursuant to which Seller will assign, or will cause to be assigned, all such Intellectual Property, will be duly executed, and, if required to be filed with a United States governmental authority, will be in form suitable for such filing.

(c) Except as set forth in Schedule 3.11(c) of the Disclosure Schedules, the Seller is not a party to any material license or other agreement, whether as licensor, licensee, or otherwise with respect to any Intellectual Property. To the extent any Intellectual Property is used under license in the Business by the Seller, no written notice of a material default has been sent or received by the Seller under any such license which remains uncured and the execution, delivery or performance of the Seller’s obligations hereunder will not result in such a default. Each such license agreement is a valid and binding obligation of the Seller and, to the Knowledge of Seller, each of the other parties thereto, enforceable in accordance with the terms thereof.

(d) To the Knowledge of Seller, the operation of the Business as currently conducted, including, without limitation, the manufacturing, marketing, licensing, sale or distribution of products, and the use of the Intellectual Property, does not infringe or misappropriate any intellectual property rights of any third parties.

(e) Except as set forth in Schedule 3.11(e) of the Disclosure Schedules, the Seller has not made any claim in writing of an infringement or misappropriation by any third party (including, without limitation, any employee or former employee of the Seller) of its rights to, or in connection with any Intellectual Property, which claim is still pending.

(f) Except as set forth in Schedule 3.11(f) of the Disclosure Schedules, to the Knowledge of the Seller, with respect to the Business there are no pending or threatened claims by any person of an infringement or misappropriation by the Seller of any intellectual property rights of any third party, or of the invalidity of any patent or registration of a copyright, trademark, service mark, domain name, or trade name included in the Intellectual Property. To the Knowledge of the Seller, there is no valid basis for any such claims.

(g) Except as set forth in Schedule 3.11(g) of the Disclosure Schedules, there are no interferences or other contested proceedings, either pending or, to the Knowledge of the Seller, threatened, in the United States Copyright Office, the United States Patent and Trademark Office, or any governmental authority (foreign or domestic) relating to any pending application with respect to the Intellectual Property.

Section 3.12	Litigation

Except as set forth on Schedule 3.12 of the Disclosure Schedules, there are no actions, suits, administrative proceedings, arbitrations or other proceedings (collectively, “Cases”) pending, or, to Seller’s Knowledge, threatened, against Seller, or any of its properties, assets and business operations, by or before any court, governmental or regulatory authority or by any third party, in each case relating to the Business, or that are reasonably likely to adversely affect Seller’s performance under this Agreement or the consummation of the transactions contemplated herein.

Section 3.13	Compliance with Applicable Law

Since January 1, 2003, Seller has conducted the Business in compliance in all material respects with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to the Business (other than Environmental Laws, which are governed by Section 3.17). All Permits material to the Business are in full force and effect.

Section 3.14	Certain Contracts and Arrangements

Except as set forth on Schedule 3.14 of the Disclosure Schedules, Seller is not a party, in connection with the Business, to any written (a) collective bargaining agreement; (b) employment or consulting agreement providing for annual payments in excess of $50,000; (c) indenture, mortgage, note, installment obligation, agreement or other instrument, in each case relating to the borrowing of money (other than intercompany accounts, which shall be governed by Section 1.2 hereof), or the guaranty of any obligation for the borrowing of money, except any such agreement which is an Excluded Liability and which has an aggregate outstanding principal amount not exceeding $50,000; (d) partnership, joint venture or other similar agreement or arrangement requiring the commitment of capital in excess of $50,000; (e) material license or other similar agreement (other than governmental permits or licenses used in connection with the operation of the Business and off-the-shelf software licenses); (f) agency, sales representation, distribution or other similar agreement providing for annual payments by the Business in excess of $50,000; (g) agreement for the purchase of supplies or materials other than agreements that are entered into in the ordinary course of business, and which are terminable without penalty and with respect to which annual payments will not exceed $50,000 in the aggregate; (h) agreement for the sale of goods or services other than in the ordinary course of business providing for annual payments in excess of $50,000; or (i) agreement (except as otherwise set forth in (a) through

(h) above or on the Disclosure Schedules), entered into other than in the ordinary course of business that is material to the Business taken as a whole. Except as set forth on Schedule 3.14 of the Disclosure Schedules, all such agreements are valid, binding and enforceable in accordance with their terms and Seller is not in default under any of the aforesaid agreements.

Section 3.15	Employee Benefit Plans; ERISA

(a) Schedule 3.15(a) of the Disclosure Schedules lists all benefit and compensation plans and contracts including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock-based incentive and bonus plans maintained or contributed to by Seller for the benefit of any employee or former employees of the Business (collectively, the “Plans”). True and complete copies of all Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Plans, and all amendments thereto have been provided or made available to Buyer.

(b) Each of the Plans has been administered in accordance with its terms and in substantial compliance with applicable law (including, where applicable, ERISA and the Code), except where the failure to so administer such Plan could not reasonably be expected to have a Material Adverse Effect.

(c) Each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and Seller knows of no fact or set of circumstances that has adversely affected, or is reasonably likely to affect adversely, the qualification of such Plan prior to the Closing.

(d) Except as set forth on Schedule 3.15(d) of the Disclosure Schedules, no Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Business for periods extending beyond their termination of service (by retirement or otherwise), other than (i) coverage mandated by COBRA or other applicable similar law, (ii) death benefits under any “pension plan,” as that term is defined in Section 3(2) of ERISA or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

(e) There are no pending or, to the Knowledge of Seller, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto except for those claims that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(f) Neither Seller nor any of its affiliates has incurred, and to the Knowledge of Seller, no event has occurred and no condition or circumstance exists that is reasonably likely to result, directly or indirectly, in, any unsatisfied liability (including, without limitation, any indirect, contingent or secondary liability) of Seller or any such affiliate under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA arising in connection with any employee pension benefit plan covered or previously covered by Title IV of ERISA or such sections of the Code or ERISA.

(g) No Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

Section 3.16	Taxes

(a) Except as set forth on Schedule 3.16 of the Disclosure Schedules, (i) for all periods through and including the Closing Date, Seller has timely filed or caused to be filed with the appropriate taxing authorities all Tax Returns due on or prior to the Closing Date and required to be filed by it or with respect to the Business and the Assets, except for such failures to file that are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect, and such Tax Returns are true, correct and complete in all material respects, (ii) all material Taxes due by or with respect to the Business and the Assets on or prior to the Closing Date have been timely paid or are being contested in good faith, (iii) Seller has withheld and paid all material Taxes related to the Business and required to be withheld with respect to amounts owing to any employee, creditor, independent contractor or other third party, (iv) none of the Assets is subject to any Liens (other than Permitted Encumbrances) as a result of a failure to pay any Tax, and (v) none of the Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(b) As used in this Agreement:

“Income Tax” or “Income Taxes” shall mean all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts of profits (including, but not limited to, any capital gains, minimum taxes and any Taxes on items of tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in (i) above, or (iii) withholding taxes measured by, or calculated with respect to, any payments or distributions (other than wages).

“Taxes” shall mean all taxes, levies, charges or fees including, without limitation, income, corporation, gross receipts, transfer, excise, property, sales, use, value-added, goods and services, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government, and such term shall include any interest, penalties or additional tax attributable thereto.

“Tax Return” shall mean any report, return (including any information return) or statement required to be supplied to a taxing authority in connection with Taxes including, without limitation, any amendments thereto.

Section 3.17	Environmental Laws and Regulations

(a) Except as set forth on Schedule 3.17 of the Disclosure Schedules, Seller is in material compliance with all federal, state, local and foreign laws and regulations in effect on the date hereof and applicable to it in the conduct of the Business relating to protection of the environment (collectively, “Environmental Laws”), except for any non-compliance which is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, which compliance includes, but is not limited to, the possession by Seller of material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

(b) Except as set forth on Schedule 3.17 of the Disclosure Schedules, to the Knowledge of Seller, there have been no releases (except for releases in accordance with valid environmental permits)

of any “Hazardous Substances” (which term shall mean collectively contaminants; pollutants, toxic, radioactive or hazardous waste, chemicals, substances, materials and constituents; petroleum and petroleum products; polychlorinated biphenyls; medical waste; infectious waste; asbestos; and urea formaldehyde) into the soil, surface water or ground water at any of the properties of Seller to be transferred pursuant to this Agreement, which condition remains uncured, and which requires remedial action pursuant to any Environmental Laws and no soil, air, surface water or ground water contamination exists at any of the properties of Seller to be transferred pursuant to this Agreement except, in each case, for releases or contaminations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(c) Except as set forth on Schedule 3.17 of the Disclosure Schedules, within the last two (2) years, Seller has not received written notice of, and is not, to the Knowledge of Seller, the subject of, any actions, causes of action, claims, investigations, demands or notices by any person alleging liability under or noncompliance with any Environmental Law relating to the Owned Real Property or Leased Real Property or the Business that are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(d) Except as set forth on Schedule 3.17 of the Disclosure Schedule, to the Knowledge of Seller, neither the Seller nor the Business has disposed of, or arranged for the disposal of, any Hazardous Substances at any location, which disposal or arrangement could give rise to any liability under any Environmental Law.

(e) The representations and warranties contained in this Section 3.17 are the sole and exclusive representations and warranties relating to environmental matters contained in this Agreement. As used in this Section 3.17, references to Seller shall refer only to Seller in connection with the conduct of the Business.

Section 3.18	Labor Matters

Except as set forth on Schedule 3.18 of the Disclosure Schedules, (i) there is no material labor strike, dispute, slowdown, stoppage or lockout ongoing, or to the Knowledge of Seller threatened, against or affecting the Business; (ii) there is no unfair labor practice charge or complaint against the Seller (relating to the Business) pending (for which written notice has been provided) or, to the Knowledge of Seller, threatened before the National Labor Relations Board or any similar foreign agency, and, to the Knowledge of Seller, no facts exist which are reasonably likely to lead to such a charge or complaint, and (iii) to the Knowledge of Seller, Seller has not received written notice of the intent of any federal, state or foreign governmental authority responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Business and no such investigation is in progress; other than, with respect to clauses (ii) and (iii), such charges, complaints or investigations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

Section 3.19	Inventory

(a) Except as set forth on Schedule 3.19 of the Disclosure Schedules, all of the Purchased Inventory is in the physical possession of Seller or in transit to or from a customer or supplier of the

Business and none of the Purchased Inventory has been pledged as collateral or otherwise is subject to any Lien (other than any Lien imposed as a matter of law) or is held on consignment from others.

(b) All Purchased Inventory was acquired or produced in the ordinary course of business. All Purchased Inventory is good and merchantable and of a quality presently useable and salable in the ordinary course of business; provided, however, that the age of any item of inventory or the amount of any category of inventory in stock shall not be considered in determining whether such inventory is good, merchantable, useable or saleable.

(c) All Purchased Inventory is, and on the Closing Date will be, valued on Seller’s books at the lower of Seller’s cost and market value.

Section 3.20	Suppliers and Customers

Schedule 3.20 of the Disclosure Schedules sets forth the top ten (10) suppliers and customers of the Business, by dollar volume, for the twelve (12) months ended December 31, 2004. To the Knowledge of Seller, the relationships of Seller with each such supplier and customer are good commercial working relationships, and except as set forth on Schedule 3.20 of the Disclosure Schedule, no such supplier or customer has terminated, or threatened in writing to terminate, its relationship with Seller.

Section 3.21	Affiliate Transactions

Except as set forth on Schedule 3.21 of the Disclosure Schedules, neither Seller nor any affiliate of Seller possesses, directly or indirectly, any financial interest in any Person which is a client, supplier, customer, lessor or lessee of the Business.

Section 3.22	Certain Fees

Neither Seller nor any of its affiliates has employed any financial advisor or finder or incurred any liability for any financial advisory or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 4.1	Organization and Authority of Buyer

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Buyer has the corporate power and corporate authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer and no other corporate proceeding on the part of Buyer is necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by Buyer and constitutes, and when executed and delivered each of the other agreements, documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, moratorium, reorganization and other laws affecting the enforcement of creditors’ rights generally and by general principals of equity.

Section 4.2	Consents and Approvals; No Violations

(a) Except for applicable requirements of the H-S-R Act, or antitrust or other regulatory laws of non-U.S. or other jurisdictions, there are no material governmental approvals or consents required for the execution, delivery or performance of this Agreement nor the consummation by Buyer of the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by Buyer will not (i) conflict with or result in any breach or violation of any provision of the certificate of incorporation or by-laws of Buyer; (ii) violate, conflict with or result in a default (or any event that, with notice or lapse of time or both, would constitute a default) under, or result in any termination, cancellation or acceleration, or give rise to any such right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or any of its assets is subject or by which any of them is bound; (iii) violate any order, injunction, decree, statute, rule or regulation applicable to Buyer, or any of the assets or properties of the Business; or (iv) result in the creation or imposition of any Lien upon any of the assets or properties of Buyer, excluding from the foregoing clauses (ii), (iii) and (iv) such requirements, conflicts, defaults, rights, Liens or violations that would not adversely affect, in any material respect, the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 4.3	Financing

Buyer has obtained a commitment for financing from Manufacturers and Traders Trust Company (the “Financing Source”) for the transactions contemplated hereby, subject to the satisfaction of the terms and conditions set forth in the related commitment letter (the “Commitment Letter”), a true and complete copy of which has been provided to Seller. If and when such financing is provided to Buyer pursuant to such Commitment Letter, such financing will provide Buyer with sufficient immediately available funds at the Closing to pay the Purchase Price, to provide the Business with sufficient working capital and to pay any other amounts payable to Seller by Buyer pursuant to this Agreement and to effect the transactions contemplated hereby. Buyer has no knowledge of any facts or circumstances that are reasonably likely to result in (i) any of the conditions set forth in the Commitment Letter not being satisfied to the extent such conditions can be satisfied by, or are under the control of, Buyer, or (ii) the funding contemplated in the Commitment Letter not being made available to Buyer on a timely basis in order to consummate the transactions contemplated by this Agreement.

Section 4.4	Litigation

There are no Cases pending against Buyer that are reasonably likely to adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated herein.

Section 4.5	No Implied Representation

Notwithstanding anything contained in Article III or any other provision of this Agreement or the Disclosure Schedules, Buyer acknowledges and agrees that Seller is making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty of merchantability or suitability as to the properties or assets of the Business and it is understood that, except as otherwise provided in Article III, Buyer acknowledges that the Business is being sold “as is” and “where is”. In addition, Buyer acknowledges and agrees that any cost estimates, projections and predictions contained or referred to in the materials that have been provided to Buyer are not and shall not be deemed to be representations or warranties of Seller.

Section 4.6	Interpretation of Representations and Warranties and Schedules

Buyer acknowledges and agrees that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a schedule is or is not material.

Section 4.7	Certain Fees

Buyer has not employed any financial advisor or finder or incurred any liability for any financial advisory or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V

COVENANTS

Section 5.1	Conduct of the Business

Seller agrees that, during the period from the date of this Agreement to the Closing Date, except (i) as set forth on Schedule 5.1 of the Disclosure Schedules, (ii) as otherwise contemplated by this Agreement or (iii) as consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) Seller shall use commercially reasonable efforts to conduct the Business in the ordinary course consistent with past practice (which past practices include, without limitation, periodic cash sweeps from the Business); and

(b) Seller shall not, with respect to the Business, (i) sell, dispose or transfer any of its properties or assets (including without limitation by way of lease, contingent sale or similar arrangement) except for (A) sale of inventory that would otherwise become Purchased Inventory, in the ordinary course of business consistent with past practice, and (B) sale of inventory that would otherwise become Non-Purchased Inventory; (ii) purchase a material amount of properties or assets, except in the ordinary course of business, consistent with past practice; (iii) increase in any manner the compensation of any of the officers or other key employees of the Business, except for such increases as are granted in the ordinary course of business in accordance with its customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases) or in accordance with the terms of any employment contract or collective bargaining agreement as currently in effect; (iv) adopt, grant, extend or increase the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or employees of the Business, except increases required by any applicable law, rule or regulation or by the terms of any employment contract or collective bargaining agreement; (v) make any change in any of its present accounting methods and practices, except as required by changes in GAAP, subject to the accounting principles set forth in Schedule 1.8 of the Disclosure Schedules; (vi) subject any of the Assets to any Lien (other than Permitted Encumbrances); (vii) enter into any new rebate, debit back or other similar arrangement, or amend in any material respect any such arrangement existing on the date hereof, other than by terminating any such arrangement at or prior to the Closing; (viii) amend any lease that is or will be related to any Saybrook Sublease or (ix) enter into any agreement to do any of the foregoing.

Section 5.2	Access to Information

(a) Between the date of this Agreement and the Closing Date, Seller shall, subject to any restrictions as to confidentiality applicable to Seller, and except to the extent that such books and records are subject to a legal privilege that, in the good faith judgment of Seller, may be lost or impaired by virtue of such disclosure, (i) give Buyer and its authorized representatives reasonable access to all books, records, offices and other facilities and properties of the Business; (ii) permit Buyer and its authorized representatives (including, without limitation, any financial institution proposing to provide any portion of the financing referred to in Section 4.3) to make such inspections thereof as any of them may reasonably request; and (iii) cause the officers of Seller to furnish Buyer and its authorized representatives with such financial and operating data and other information with respect to the Business as any of them may from time to time reasonably request; provided, however, that (A) any such investigation shall be conducted during normal business hours under the supervision of Seller’s personnel and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and not interfere unreasonably with the operations of the Business and (B) Buyer shall comply with all applicable laws in the course of conducting its investigation, including, without limitation, applicable labor and employment laws.

(b) All information concerning the Business furnished or provided by Seller or its affiliates to Buyer or its representatives (whether furnished before or after the date of this Agreement) shall be held subject to the confidentiality letter between Seller and Buyer, dated as of April 26, 2004 (the “Confidentiality Agreement”). Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor any affiliate of Seller shall have any obligation to make available or provide to Buyer or its representatives a copy of (i) any Tax Return filed by Seller, or any of its affiliates, or any related materials or (ii) an employee’s individual personnel or payroll records, to the extent an Employee Release has not been obtained from such employee.

Section 5.3	Consents

(a) Each of Seller and Buyer shall cooperate, and use its commercially reasonable efforts, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties necessary to consummate the transactions contemplated by this Agreement. In addition to the foregoing, Buyer agrees to use commercially reasonable efforts to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder. Notwithstanding the foregoing, nothing herein shall obligate or be construed to obligate Seller or Buyer to make any payment to any third party in order to obtain the consent or approval of such third party or to transfer any contract, license or permit in violation of its terms.

(b) With respect to any agreements for which any required consent or approval is not obtained prior to the Closing (it being understood and agreed that this provision will not be deemed a waiver of any condition set forth in Article VI), (i) Seller and Buyer shall each use commercially reasonable efforts to obtain any such consent or approval after the Closing until either such consent or approval has been obtained or Seller determines in good faith that such consent cannot reasonably be obtained and (ii) Seller shall use its commercially reasonable efforts to provide Buyer with the same benefits arising under such agreements, including performance by Seller (or Buyer, if applicable) as agent, if legally and commercially feasible; provided that Buyer (or Seller, if applicable) shall provide Seller (or Buyer, if applicable) with such access to the premises, books and records and personnel as is reasonably necessary to enable Seller (or Buyer, if applicable) to perform its obligations under such agreements and Buyer shall pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent Buyer would have been responsible therefor if such consent or approval had been obtained.

(c) Seller and Buyer shall file any additional information requested by any governmental authority as soon as reasonably possible after receipt of any request for additional information. The parties hereto will coordinate and cooperate with one another in exchanging such information and providing such reasonable assistance as may be requested in connection with such filings.

(d) In the event that any governmental authority challenges the proposed transaction for any reason, the parties agree to take any action (consistent with their obligations under Section 5.3(a)) reasonably necessary to vigorously defend, lift, mitigate or rescind the effect of any actual or reasonably anticipated litigation or administrative proceeding adversely affecting this Agreement or the transactions contemplated hereby, including, without limitation, promptly appealing any adverse court or administrative order or injunction.

Section 5.4	Commercially Reasonable Efforts

Except as otherwise set forth in this Article V, each of Seller and Buyer shall cooperate, and use its commercially reasonable efforts to (a) take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, and (b) obtain such estoppel certificates and lien waivers in respect of the Leased Real Property as the Financing Source may reasonably request.

Section 5.5	Public Announcements

Prior to the Closing, except as otherwise agreed to by the parties, no party shall issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby, except (i) to the extent reasonably required in connection with the operation of the Business and in a manner consistent with prior public releases by Buyer or Seller, as the case may be, or (ii) as in the reasonable judgment of such party may be required by law or in connection with the obligations of a publicly held company under applicable laws and the listing standards of any stock exchange on which its securities are traded, in which case Seller and Buyer will use commercially reasonable efforts to consult with each other with respect to the issuance of a report, statement or press release as to the language of any such report, statement or press release.

Section 5.6	Covenant to Satisfy Conditions

Seller will use its commercially reasonable efforts to ensure that the conditions set forth in Article VI hereof are satisfied, insofar as such matters are within the control of Seller, and Buyer will use its commercially reasonable efforts to ensure that the conditions set forth in Article VI hereof are satisfied, insofar as such matters are within the control of Buyer. Seller and Buyer further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use all commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 5.7	Title Commitments

Seller shall obtain from First American Title Insurance Company (“Title Insurer”) and deliver to Buyer a commitment for a title insurance policy for each parcel of Owned Real Property. In the event Buyer elects to purchase title insurance with respect to any Owned Real Property on, prior to, or within sixty (60) days after the Closing, such policies shall be purchased from Title Insurer. The commitment, any search fees, any policies of title insurance and other title costs or charges shall be at Buyer’s expense, payable at Closing.

Section 5.8	Use of Packaging Material

(a) Notwithstanding anything contained in this Agreement to the contrary, Buyer shall be entitled for a period of six (6) months following the Closing Date to package and sell products of the Business in any packaging material included in the Assets transferred to Buyer under this Agreement, notwithstanding that such packaging material contains one or more Excluded Marks. At the end of such period, Buyer agrees that it will destroy or return to Seller any remaining packaging material containing any Excluded Marks; provided, however, that Buyer may continue to sell, indefinitely, Purchased Inventory or inventory of the Business manufactured and wrapped within three months after the Closing utilizing packaging materials included in the Assets transferred to Buyer containing one or more Excluded Marks; provided further, that the foregoing shall in no way limit Buyer’s right to thereafter use the mark “Via” as long as it does so without reference to “Hammermill”.

(b) Notwithstanding anything contained in this Agreement to the contrary, Seller shall be entitled for a period of six (6) months following the Closing Date to package and sell products in the Strathmore Opaque line, notwithstanding that such packaging material contains the “Strathmore” mark included among the Assets. At the end of such period, Seller agrees that it will destroy any remaining packaging material containing “Strathmore” marks, and will repackage any inventory so as to remove any reference to “Strathmore”.

Section 5.9	Non-Competition

(a) In consideration of the purchase of the Business by Buyer, Seller agrees that from the Closing Date until three (3) years after the Closing Date, Seller shall not, and shall cause its affiliates (other than Carter Holt Harvey Limited) not to, within any jurisdiction in which the Business is doing business as of the Closing Date, directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of any business manufacturing or converting premium fine papers of the type manufactured or converted by the Business as of the Closing Date and competitive with that conducted by the Business as of the Closing Date (a “Competing Business”).

(b) It is the desire and intent of the parties to this Agreement that the provisions of this Section 5.9 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 5.9 shall be adjudicated to be invalid or unenforceable, this Section 5.9 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such section in the particular jurisdiction in which such adjudication is made.

(c) The parties recognize that the performance of the obligations under this Section 5.9 by Seller is special, unique and extraordinary in character, and that in the event of the breach by Seller of the terms and conditions of this Section 5.9, Buyer shall be entitled, if it so elects, to obtain damages for any breach of this Section 5.9, or to enforce the specific performance thereof by Seller or to enjoin Seller from violating the provisions of this Section 5.9.

(d) From and after the Closing Date, Seller shall not, and shall cause its affiliates not to, for a period of three (3) years after the Closing Date, knowingly solicit for employment any employee of the Buyer; provided, however, that this Section 5.9(d) shall not preclude Seller or its Affiliates from soliciting for employment or hiring any such employee who (i) responds to a general solicitation through a public medium or general or mass mailing by or on behalf of Seller or any of its affiliates that is not targeted at employees of Buyer or (ii) contacts Seller or its affiliates directly on such individual’s own initiative.

(e) Notwithstanding the foregoing provisions of this Section 5.9, the following shall not be prohibited by this Section 5.9: (i) the distribution and sale of products by Seller’s xpedx distribution business, even if such products may be competitive with those of the Business; (ii) the manufacture, distribution and sale of Seller’s Strathmore Premium Opaque line of products, subject to the provisions of Section 5.8(b) hereof; (iii) the acquisition and subsequent ownership by Seller of any business or entity that derives less than 20% of its revenue from any Competing Business; (iv) the acquisition and subsequent ownership by Seller within two (2) years of the Closing Date of any business or entity that derives between 20% and 50% of its revenue from any Competing Business, provided that Seller divests such Competing Business within one (1) year of its acquisition; (v) ownership of securities of 10% or less of any class of securities of a public company; and (vi) conduct of any business relating to digital watermarking, including, without limitation, the use of U.S. Patent No. 6,334,678 in connection therewith.

Section 5.10	Supplemental Disclosure

Seller shall have the right from time to time prior to the Closing to supplement or amend its Disclosure Schedules (other than Schedule 3.7 or 3.8 of the Disclosure Schedules) with respect to any matter occurring after the date hereof that, if such matter had occurred prior to the date hereof, would have been required to be set forth or described in such Disclosure Schedules. Any such supplemental or amended disclosure shall be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of Article VII, but will not be deemed to have cured any such breach made in this Agreement nor to have been disclosed as of the date of this Agreement for purposes of determining whether or not the conditions set forth in Article VI hereof have been satisfied.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 6.1	Conditions to Each Party’s Obligation

The respective obligation of each party to consummate the transactions contemplated herein is subject to the satisfaction at or prior to the Closing of the following conditions precedent:

(a) No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any court or any federal or state governmental authority that prohibits or materially restricts the consummation of the transactions contemplated hereby;

(b) There shall not be in effect any judgment, order, injunction or decree of any court of competent jurisdiction enjoining the consummation of the transactions contemplated hereby; and

(c) Any waiting periods applicable to the transactions contemplated by this Agreement under applicable antitrust or trade regulation laws and regulations shall have expired or been terminated, and all governmental authorizations or approvals required in connection with the transactions contemplated by this Agreement shall have been obtained or given (except such consents, approvals or other actions that may be required to novate, assign or transfer any contract or agreement with any government or government authority).

Section 6.2	Conditions to Obligations of Seller

The obligations of Seller to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver in writing) at or prior to the Closing of the following conditions:

(a) The representations and warranties of Buyer contained in Article IV of this Agreement shall be true and correct in all material respects at the date hereof and as of the Closing as if made at and as of such time, except for changes permitted or contemplated hereby and except for representations that are as of a specific date (which representations shall be true and correct in all material respects as of such date) and except where all such failures would not, in the aggregate, have a material adverse effect on Buyer or its ability to consummate the transactions contemplated hereby;

(b) Buyer shall have performed in all material respects their obligations under this Agreement required to be performed by them at or prior to the Closing pursuant to the terms hereof;

(c) Buyer shall have delivered to Seller a certificate as to the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b), dated as of the Closing and executed by an officer of Buyer; and

(d) Buyer shall have delivered to Seller or its affiliates those items set forth in Section 1.6.

Section 6.3	Conditions to Obligations of Buyer

The obligations of Buyer to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver in writing) at or prior to the Closing of the following conditions:

(a) The representations and warranties of Seller contained in Article III of this Agreement shall be true and correct at the date hereof and as of the Closing as if made at and as of such time, except for changes permitted or contemplated hereby and except for representations that are as of a specific date (which representations shall be true and correct in all material respects as of such date), and except where all such failures would not, in the aggregate, have a Material Adverse Effect;

(b) Seller shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

(c) Seller shall have delivered to Buyer a certificate as to the satisfaction of the conditions contained in Sections 6.3(a) and 6.3(b), dated as of the Closing and executed by an officer of Seller;

(d) Seller or its affiliates shall have delivered to Buyer those items set forth in Section 1.5;

(e) Buyer shall have received the proceeds of the financings described in the Commitment Letter; provided, however, that this Section 6.3(e) shall be of no force or effect if Buyer does not receive such proceeds (i) for any reason not stated as a condition in such Commitment Letter or (ii) if the actions or inactions of Buyer results in the failure of Buyer to receive such proceeds; and

(f) Seller shall have delivered to Buyer the consents set forth on Schedule 6.3(f) of the Disclosure Schedules.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS

Section 7.1	Survival of Representations

Except for the representations and warranties contained in Section 3.17 which shall survive for the time period set forth in Section 7.5, the representations and warranties contained in Section 3.16 which shall survive until termination of the applicable statute of limitations and the representations and warranties set forth in Sections 3.1, 3.2, 3.4 and 4.1 which shall survive forever, all representations and warranties made in this Agreement shall survive the Closing hereunder for a period of eighteen (18) months after the Closing Date (in each case, the “Indemnity Period”). Notwithstanding the foregoing, except as set forth in Section 8.2, no representation or warranty shall survive any termination of this Agreement. The parties agree that no claims or causes of action may be brought against Seller, Buyer or any of their respective directors, officers, employees, affiliates, controlling persons, agents or representatives based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the applicable Indemnity Period or, except as provided in Section 8.2, any termination of this Agreement. For purposes of this Article VII, the provisions of Section 5.1 shall be treated as a representation and warranty. This Section 7.1 shall not limit any covenant or agreement of the parties that contemplates performance after the Closing.

Section 7.2	Seller’s Agreement to Indemnify

(a) Subject to the terms and conditions set forth herein, from and after the Closing, Seller shall indemnify and hold harmless Buyer and its directors, officers, employees, affiliates, controlling persons, agents and representatives, and their respective successors and assigns (collectively, the “Buyer Indemnitees”), from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) but expressly excluding indirect, consequential, incidental, special, exemplary or punitive damages (collectively, the “Buyer Damages”) asserted against or incurred by any Buyer Indemnitee as a result of or arising out of (i) the Excluded Liabilities, (ii) a breach of any representation or warranty contained in Article III of this Agreement (other than Section 3.17, which is covered by the separate indemnity provisions of Section 7.5, and other than Section 3.19(c), the sole remedy for the breach of which is provided by Section 1.9), without giving effect to any “materiality” or “Material Adverse Effect” qualification or (iii) a breach of any agreement or covenant of Seller in this Agreement. Buyer agrees that, except as contemplated by the immediately preceding sentence or in the case of fraud, the indemnification provided in this Section 7.2 is the exclusive remedy for a breach by Seller of any representation or warranty contained in Article III or Section 5.1 of this Agreement.

(b) Except with respect to the representations and warranties contained in Section 3.1, 3.2, 3.4, 3.16 and 3.22, Seller’s obligations to indemnify Buyer Indemnitees pursuant to Section 7.2(a) hereof are subject to the following limitations:

(i) No indemnification shall be made by Seller with respect to any claim made (a) pursuant to Section 7.2(a)(ii) or (iii) unless the amount of such claim exceeds $5,000 and (b) pursuant to Section 7.2(a)(ii) unless the aggregate amount of Buyer Damages under all claims made pursuant to Section 7.2(a)(ii) exceeds $250,000 (the “Basket Amount”) and, in such event, indemnification shall be made by Seller only to the extent Buyer Damages exceed in the aggregate an amount equal to the Basket Amount;

(ii) In no event shall Seller’s aggregate obligation to indemnify Buyer Indemnitees pursuant to Section 7.2(a)(ii) or (iii), together with any indemnification paid pursuant to any other provisions of this Agreement (other than Section 7.5), exceed an amount equal to ten million seven hundred fifty thousand dollars ($10,750,000);

(iii) The amount of any Buyer Damages shall be reduced by any amount received by a Buyer Indemnitee with respect thereto under any third party insurance coverage or from any other party alleged to be responsible therefor. If a Buyer Indemnitee makes a claim for indemnification under this Section 7.2, Buyer Indemnitees shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If a Buyer Indemnitee receives an amount under insurance coverage or from such other party with respect to Buyer Damages at any time subsequent to any indemnification provided by Seller pursuant to this Section 7.2, then such Buyer Indemnitee shall promptly reimburse Seller for any payment made or expense incurred by Seller in connection with providing such indemnification up to such amount received by Buyer Indemnitee, but net of any expenses incurred by such Buyer Indemnitee in collecting such amount; and

(iv) Seller shall be obligated to indemnify Buyer Indemnitees only for those claims giving rise to Buyer Damages as to which Buyer Indemnitees have given Seller written notice thereof prior to the end of the Indemnity Period, in the event that the Indemnity Period applies to such Buyer Damages. Any written notice delivered by a Buyer Indemnitee to Seller with respect to Buyer Damages shall set forth, with as much specificity as is reasonably practicable, the basis of the claim for Buyer Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

Section 7.3	Buyer’s Agreement to Indemnify

(a) Subject to the terms and conditions set forth herein, from and after the Closing, Buyer shall indemnify and hold harmless the Seller Indemnitees, from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) but expressly excluding indirect, consequential, incidental, special, exemplary or punitive damages (collectively, the “Seller Damages”) asserted against or incurred by any Seller Indemnitee as a result of or arising out of (i) the Assumed Liabilities, (ii) a breach of any representation or warranty contained in Article IV of this Agreement, (iii) a breach of any agreement or covenant of Buyer contained herein or (iv) the use, operation or ownership of any of the Assets after Closing. Seller agrees that the indemnification provided in this Section 7.3 is the exclusive remedy for a breach by Buyer of any representation or warranty contained in Article IV of this Agreement.

(b) Except with respect to the representations and warranties contained in Sections 4.1 and 4.7, Buyer’s obligations to indemnify Seller Indemnitees pursuant to Section 7.3(a) hereof are subject to the following limitations:

(i) No indemnification shall be made by Buyer with respect to any claim made (a) pursuant to Section 7.3(a)(ii) or (iii) unless the amount of such claim exceeds $5,000 and (b) pursuant to Section 7.3(a)(ii) unless the aggregate amount of Seller Damages under all claims made pursuant to Section 7.3(a)(ii) exceeds the Basket Amount and, in such event, indemnification shall be made by Buyer only to the extent Seller Damages exceed in the aggregate an amount equal to the Basket Amount;

(ii) In no event shall Buyer’s aggregate obligation to indemnify Seller Indemnitees pursuant to Section 7.3(a)(ii) and (iii), together with any indemnification paid pursuant to any other provisions of this Agreement, exceed an amount equal to ten million seven hundred fifty thousand dollars ($10,750,000); provided, however, that the foregoing shall not apply to any claim made under Section 7.3(a)(iii) relating to any failure by Buyer to pay any portion of the Purchase Price in accordance with the terms hereof;

(iii) The amount of any Seller Damages shall be reduced by any amount received by a Seller Indemnitee with respect thereto under any third party insurance coverage or from any other party alleged to be responsible therefor. If a Seller Indemnitee makes a claim for indemnification under this Section 7.3, Seller Indemnitees shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If a Seller Indemnitee receives an amount under insurance coverage or from such other party with respect to Seller Damages at any time subsequent to any indemnification provided by Buyer pursuant to this Section 7.3, then such Seller Indemnitee shall promptly reimburse Buyer for any payment made or expense incurred by Buyer in connection with providing such indemnification up to such amount received by the Seller Indemnitee, but net of any expenses incurred by such Seller Indemnitee in collecting such amount; and

(iv) Buyer shall be obligated to indemnify the Seller Indemnitees only for those claims giving rise to Seller Damages as to which the Seller Indemnitees have given Buyer written notice thereof prior to the end of the Indemnity Period, in the event that the Indemnity Period applies to such Seller Damages. Any written notice delivered by a Seller Indemnitee to Buyer with respect to Seller Damages shall set forth, with as much specificity as is reasonably practicable, the basis of the claim for Seller Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

Section 7.4	Third Party Indemnification

The obligations of any indemnifying party to indemnify any indemnified party under this Article VII with respect to Buyer Damages or Seller Damages, as the case may be, resulting from the assertion of liability by third parties (a “Claim”), will be subject to the following terms and conditions:

(a) Any party against whom any Claim is asserted will give the party required to provide indemnity hereunder written notice of any such Claim promptly after learning of such Claim, and the indemnifying party may at its option undertake the defense thereof by representatives of its own choosing. Failure to give prompt notice of a Claim hereunder shall not affect the indemnifying party’s obligations under this Article VII, except to the extent that the indemnifying party is actually prejudiced by such failure to give prompt notice. If the indemnifying party, within thirty (30) days after notice of any such Claim, fails to assume the defense of such Claim, the indemnified party against whom such claim has been made will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk, and at the expense, of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof; provided, however, that (i) the indemnifying party shall permit the indemnified party to participate in such defense, compromise or settlement through counsel chosen by such indemnified party, provided that the fees and expenses of such counsel shall be borne by such indemnified party and (ii) the indemnifying party shall be entitled to assume the defense of such action only to the extent the indemnifying party acknowledges its indemnity obligation; and, provided further, that the indemnifying party shall not be entitled to assume control of such defense, compromise or settlement and shall pay the fees and expenses of counsel retained by the indemnified party if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the claim seeks an injunction or equitable relief against the indemnified party; (C) the indemnified party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the indemnifying party and the indemnified party; or (E) upon petition by the indemnified party, the appropriate court rules that the indemnifying party failed or is failing to vigorously prosecute or defend such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party for such claim unless the indemnifying party shall have consented to such payment or settlement.

(b) Anything in this Section 7.4 to the contrary notwithstanding, the indemnifying party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, unless such settlement, compromise or consent provides for (i) a remedy consisting solely of monetary damages to be borne exclusively by the indemnifying party, and (ii) an unconditional release of the indemnified party in respect of claims underlying such settlement, compromise or consent.

Section 7.5	Environmental Indemnity

(a) Seller shall indemnify, defend and hold harmless Buyer Indemnitees from and against any Buyer Damages incurred or suffered by Buyer Indemnitees (i) as a result of or arising out of a breach of any representation or warranty set forth in Section 3.17 (without regard to any qualifications therein as to “materiality” or “Material Adverse Effect”); (ii) as a consequence of any investigation, remediation or containment of Hazardous Substances that are present or released on or before the Closing at, on, under or about any of the Owned Real Property or any Leased Real Property; (iii) in connection with claims or proceedings by employees and/or third parties in respect of personal injury or property damage as a result of Hazardous Substances that were present or released, on or before the Closing, at, on, under or migrating from, any of the Owned Real Property or Leased Real Property; (iv) in connection with violations by Seller (in respect of the Business) of any applicable Environmental Law (including any permits, licenses or other authorizations issued pursuant to such applicable Environmental Law) prior to the Closing; and (v) as a consequence of any off-site disposal of any Hazardous Substance by Seller in the conduct of the Business.

(b) Seller’s obligation to indemnify, defend and hold harmless Buyer Indemnitees for the matters addressed in Section 7.5(a) shall be limited to those matters as to which Buyer provides Seller with written notice (such notice to be in conformance with other relevant provisions of this Agreement and to contain, to the extent available, reasonable details of the claim for which indemnity is sought) within two (2) years after Closing, except that, solely with respect to Buyer Damages suffered as a result of the disposal or arrangement for disposal of any Hazardous Substances by Seller or the Business prior to the Closing Date at locations other than the Owned Real Property or the Leased Real

Property, Buyer may provide notice of such claim at any time prior to sixty (60) days following the expiration of any applicable statute of limitations.

(c) With respect to claims to defend, indemnify and hold harmless Buyer Indemnitees that are described by Section 7.5(a), to the extent such claims involve the containment or remediation of Hazardous Substances at the Owned Real Property or the Leased Real Property:

(i) Seller shall only be required to defend, indemnify and hold harmless Buyer Indemnitees to the extent that: (A) investigation, containment or remediation of the Hazardous Substances is required pursuant to an applicable Environmental Law that is in effect as of and is enforceable as of the Closing; (B) the Remediation Standards that must be met in order to satisfy the requirements of the applicable Environmental Law (1) are no more stringent than the Remediation Standards that were in effect as of and were enforceable as of the Closing Date under the applicable Environmental Law that is the source of the obligation to conduct a remediation, or, where no such Remediation Standards had been promulgated and were enforceable as of the Closing Date, Remediation Standards that were applied, within one (1) year prior to the Closing Date, on a case-by-case basis, to properties that are most similar to the property that is subject to a remediation and (2) are those Remediation Standards that would be the least stringent Remediation Standards, taking into account that the normal operating condition at the affected facility shall be maintained at all times, that would be applicable given the use of the property as of the day before the Closing Date; and (C) such investigation, containment and/or remediation is conducted using reasonably cost effective methods, taking into account that the normal operating condition at the affected facility shall be maintained at all times, for investigation, remediation and/or containment consistent with applicable Environmental Law. To the extent that the Buyer Damages incurred in connection with an investigation, containment or remediation are in excess of the Buyer Damages that would be incurred for an investigation, containment or remediation meeting the conditions set forth in this Section 7.5(c), Seller shall have no obligation to indemnify any Buyer Indemnitees for such excess Buyer Damages. If Seller is undertaking remedial action, Seller shall not be responsible for any effect the remediation has upon the business or operations of Buyer (including, without limitation, business interruptions or lost profits).

(ii) If the costs of an investigation, containment or remediation at any of the Owned Real Property or Leased Real Property that is subject to an indemnity by Seller hereunder are increased due to an act or omission (after the Closing) by a person other than Seller, a subsidiary of Seller, or an agent, representative or contractor of Seller, Seller shall not be responsible for any such increase in costs incurred. Seller shall not be responsible for any increased costs or increased Buyer Damages under this subsection to the extent they arise by reason of (i) the voluntary closure of operations at any Owned Real Property or Leased Real Property or (ii) a material change in use of any of such property from the use of such property as of the Closing.

(iii) No indemnification shall be made by Seller with respect to any claim unless the amount of such claim exceeds $25,000; in such event, indemnification shall be made by Seller for the full amount of such claim.

(iv) In no event shall Seller’s aggregate obligation to indemnify Buyer Indemnitees pursuant to Section 7.5(a), together with any indemnification paid pursuant to any other provisions of this Agreement, exceed an amount equal to 50% of the Purchase Price.

(d) Notwithstanding any other provision of this Agreement, if a Buyer Indemnitee has a claim pursuant to Section 7.5(a)(iv) of this Agreement, Seller shall be obligated to indemnify, defend and hold harmless said Buyer Indemnitee with respect to any claims for fines or penalties arising out of said noncompliance and costs or Buyer Damages arising out of any expenditures made or actions taken by said Buyer Indemnitee after the Closing to achieve or maintain compliance with applicable Environmental Laws at any Owned Real Property or Leased Real Property, but only to the extent that such expenditures or actions do not exceed $1,500,000 in the aggregate. The foregoing sentence shall not be interpreted to preclude Buyer Indemnitees from defense and indemnification with respect to the investigation and remediation of Hazardous Substances that are present, on or before the Closing, in any environmental media at, on, under or migrating from, Owned Real Property or Leased Real Property, as otherwise authorized pursuant to this Agreement.

(e) Notwithstanding anything to the contrary herein, with respect to claims arising pursuant to Section 7.5, Seller shall not be obligated to indemnify Buyer Indemnitees for the costs and expenses associated with Buyer Indemnitees’ overseeing of Seller’s performance of its defense and indemnity obligations, including, but not limited to, the costs and expenses of overseeing of Seller’s legal counsel, consultants, or employees, and Seller shall not be obligated to indemnify Buyer Indemnitees for any costs or expenses of Buyer Indemnitees for management and employee time costs.

(f) To the extent that Buyer Indemnitees make a claim, pursuant to Section 7.2, for breach of the representation set forth in Section 3.17, the provisions of this Section 7.5 shall apply exclusively to such claim.

(g) Claims brought pursuant to this Section 7.5 that constitute “Claims” as defined in Section 7.4, shall be subject to the procedures for indemnification set forth in Section 7.4 if such claims are third party claims. Claims that involve or also involve the investigation, containment and/or remediation of Hazardous Substances at the Owned Real Property or Leased Real Property shall also be subject to the procedures of Section 7.6.

(h) For purposes of this Agreement, the term “Remediation Standard” means a numerical standard (whether resulting from an enacted statute, promulgated regulation, guidance or policy document issued by a regulatory agency, or developed on a case-by-case basis through a risk assessment or other methodology authorized pursuant to an applicable Environmental Law and acceptable to the applicable governmental authority), that defines the concentrations of Hazardous Substances that may be permitted to remain in any environmental media after an investigation, remediation or containment of a release of Hazardous Substances.

Section 7.6	Additional Procedures for Remedial Actions on the Owned Real Property or Leased Real Property

(a) Seller shall have the right to control the management of an investigation, containment or remediation of Hazardous Substances at any Owned Real Property or Leased Real Property that is subject to indemnification pursuant to this Agreement. Buyer hereby grants Seller reasonable continued access to any Owned Real Property or Leased Real Property consistent with such right to control the management of an investigation, containment or remediation. Seller must notify Buyer, within forty-five (45) days of receipt of notice of Buyer’s claim for indemnification for such matter, that (i) it intends to undertake such responsibility or (ii) more information is needed from Buyer before Seller can reasonably determine that Buyer’s claim is subject to indemnification pursuant to this Agreement. Buyer shall promptly respond to such requests for information (to the extent such information is reasonably available to Buyer) and, within thirty (30) days of receipt of such information, Seller shall notify Buyer as to whether it shall undertake the investigation, containment and/or remediation. Prior to a determination by Seller that it will undertake investigation, containment and/or remediation pursuant to this Section 7.6, Buyer shall take only those actions necessary to comply with applicable Environmental Laws and the requirements of governmental authorities or address conditions that pose an immediate and acute environmental or health risk.

(b) In undertaking an investigation, containment and/or remediation pursuant to this Section 7.6, Seller shall retain a qualified independent environmental consultant, which consultant shall be subject to Buyer’s approval (such approval not to be unreasonably withheld, conditioned or delayed). Seller shall undertake such investigation, containment and/or remediation in a prompt and expeditious fashion in accordance with applicable Environmental Laws and shall not cause, through its own inaction, any undue delay in obtaining written notice from the appropriate regulatory body that no further investigation, containment or remediation is necessary with respect to the matter that is the subject of the indemnification claim, or, if no regulatory body is involved in such matter, a good faith determination from its independent environmental consultant that no further investigation, containment or remediation is required to bring the property that is the subject of the remedial action into conformance with applicable Environmental Laws. Seller shall comply with all applicable laws, including all applicable Environmental Laws, with respect to its performance pursuant to this Section 7.6. In the event that Seller undertakes the performance of an investigation, containment and/or remediation pursuant to this Section 7.6, Seller shall have primary responsibility to interact and negotiate with any governmental authorities having jurisdiction over such investigation, containment and/or remediation. Seller shall promptly provide copies to Buyer of all notices, correspondence, draft reports, submissions, work plans, and final reports and shall give Buyer a reasonable opportunity (at Buyer’s own expense) to comment on any submissions Seller intends to deliver or submit to the appropriate regulatory body prior to such submission. Buyer may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the investigation, containment and/or remediation, including any field work undertaken by Seller, and Seller shall provide Buyer with copies of the results of all such field work. Notwithstanding the above, Buyer shall not take any actions that shall unreasonably interfere with Seller’s performance of the investigation, remediation and/or containment. Seller shall undertake any such work required herein in a manner designed to minimize any disruption, to the extent reasonably possible, with the conduct of operations at the applicable property. Buyer shall allow Seller reasonable access to conduct any of the work contemplated herein and shall fully cooperate with Seller in the performance of the investigation, remediation or containment, including, but not limited to, providing Seller with reasonable access to employees and documents as Seller reasonably deems necessary.

(c) If Seller declines to undertake the performance of an investigation, containment and/or remediation hereunder, Buyer shall be entitled to control the investigation, containment and/or remediation. Buyer shall promptly provide copies to Seller of all notices, correspondence, draft reports, submissions, work plans, and final reports and shall give Seller a reasonable opportunity (at Seller’s own expense) to comment on any submissions Buyer intends to deliver or submit to the appropriate regulatory body prior to such submission. Seller may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the investigation containment and/or remediation, including any field work undertaken by Buyer, and Buyer shall provide Seller with copies of the results of all such field work. Notwithstanding the above, Seller shall not take any actions that shall unreasonably interfere with Buyer’s performance of the investigation, containment and/or remediation. Seller’s decision to allow Buyer to undertake any such investigation, containment and/or remediation hereunder shall not limit or affect Seller’s obligation to indemnify Buyer for such investigation, containment and/or remediation as otherwise provided in this Agreement.

Section 7.7	Exclusive Remedy for Environmental Matters; Indemnification by Buyer

Notwithstanding anything to the contrary in this Agreement, Buyer Indemnitees hereby agree that their sole and exclusive remedy against Seller, with respect to any and all matters arising under or related to Environmental Law or Hazardous Substances and with respect to the Business, the Owned Real Property or the Leased Real Property, shall be the indemnity set forth in Section 7.5. Except with respect to the remedy referred to in the preceding sentence, the Buyer Indemnitees hereby waive, to the fullest extent permitted under applicable law, and forever release Seller (with respect to the Business), the Owned Real Property or the Leased Real Property from, any and all Claims or Seller Damages arising under Environmental Laws or relating to Hazardous Substances or the environment.

Section 7.8	Certain Tax Matters

(a) Tax Indemnification.

(i) Notwithstanding anything in this Agreement to the contrary, Seller shall indemnify and hold harmless the Buyer Indemnities from and against any liability for Taxes (other than Buyer’s share of Transfer Taxes pursuant to Section 1.10) relating to the Assets attributable to any Pre-Closing Tax Period.

(ii) Buyer shall indemnify and hold harmless the Seller Indemnities from and against any liability for Taxes (other than Seller’s share of Transfer Taxes pursuant to Section 1.10) relating to the Assets attributable to any taxable period that is not a Pre-Closing Tax Period.

(iii) To the extent that an indemnification obligation pursuant to this Section 7.8 may overlap with any other indemnification obligation pursuant to this Article VII, the provisions of this Section 7.8 shall govern and control.

(iv) The parties hereto agree that any payments made pursuant to the indemnification provisions hereof are intended to be deemed to be an adjustment to the Purchase Price; provided, however, that to the extent that any taxing authority successfully characterizes, in a final determination, that any indemnification payments shall be deemed to be income to the party receiving such payments, then the party making such payments shall pay an additional amount to the party receiving such payments to cover appropriate Taxes thereon.

(b) Survival of Tax Provisions. Any claim to be made pursuant to this Section 7.8 must be made before the expiration (with valid extensions) of the applicable statutes of limitations related to the Taxes at issue plus sixty (60) days. Notwithstanding any provision to the contrary, the representations and warranties contained in Section 3.16 shall survive until sixty (60) days after the expiration of the applicable statute of limitations.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1	Termination of Agreement

This Agreement may be terminated:

(a) At any time prior to the Closing, by Buyer, if there has been a material violation or breach by Seller of any of the covenants, representations or warranties contained in this Agreement that has not been waived in writing and remains uncured thirty (30) days after notice thereof by Buyer to Seller, or if there has been a material failure of satisfaction of a condition to the obligations of Buyer hereunder that has not been waived in writing;

(b) At any time prior to the Closing, by Seller, if there has been a material violation or breach by Buyer of any of the covenants, representations or warranties contained in this Agreement that has not been waived in writing and remains uncured thirty (30) days after notice thereof by Seller to Buyer, or if there has been a material failure of satisfaction of a condition to the obligations of Seller hereunder that has not been waived in writing;

(c) At any time prior to the Closing, by mutual written agreement of Seller and Buyer; or

(d) By either party hereto, if the Closing shall not have occurred on or before May 2, 2005.

Section 8.2	Effect of Termination

In the event of termination of this Agreement by Buyer or Seller as provided above in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of Buyer or Seller (or their respective officers or directors), except (a) based upon obligations set forth in Section 9.1 hereof, and (b) that (i) Buyer shall thereupon promptly return or destroy (and cause its agents and representatives to return or destroy) to Seller all documents (and copies thereof) furnished to Buyer by Seller, and (ii) Buyer shall continue to adhere to the Confidentiality Agreement. Notwithstanding the foregoing, termination of this Agreement pursuant to Section 8.1(a) or (b) shall not in any way limit or restrict the rights and remedies of any party hereto against any other party hereto that has violated or breached any of the representations, warranties, agreements or other provisions of this Agreement prior to termination hereof.

Section 8.3	Amendment, Extension and Waiver

At any time prior to the Closing Date, the parties hereto may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of the parties hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and/or (d) waive compliance with any of the agreements or conditions contained herein. This Agreement may not be amended, except by an instrument in writing signed on behalf of all of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

MISCELLANEOUS

Section 9.1	Fees and Expenses

Whether or not the transactions contemplated herein are consummated pursuant hereto, except as otherwise provided herein, each of Seller, on the one hand, and Buyer, on the other hand, shall pay all fees and expenses incurred by, or on behalf of, such party in connection with, or in anticipation of, this Agreement and the consummation of the transactions contemplated hereby. Each of Seller, on the one hand, and Buyer, on the other hand, shall indemnify and hold harmless the other party from and against any and all claims or liabilities for financial advisory and finders’ fees incurred by reason of any action taken by such party or otherwise arising out of the transactions contemplated by this Agreement by any person claiming to have been engaged by such party.

Section 9.2	Further Assurances

From time to time after the Closing Date, at the request of the other party hereto and at the expense of the party so requesting, each of the parties hereto shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

Section 9.3	Counterparts

This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 9.4	Notices

All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) registered or certified U.S. mail, postage prepaid, return receipt requested; (c) confirmed facsimile transmission; or (d) nationally recognized overnight delivery service. Notices shall be sent to the appropriate party at its address given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

(a)	If to Seller to:

International Paper Company

400 Atlantic Street

Stamford, Connecticut 06921

Fax No.: (203) 541-8222

Attention: General Counsel

with a copy to:

Wiggin and Dana LLP

400 Atlantic Street

Stamford, Connecticut 06901

Fax No.: (203) 363-7676

Attention: William A. Perrone, Esq.

(b)	If to Buyer to:

Mohawk Paper Mills, Inc.

465 Saratoga Street

Cohoes, NY 12047

Fax No.: (518) 237-7394

Attention: Thomas D. O’Connor, Jr.

with a copy to:

White & Case LLP

1155 Avenue of the Americas

New York, NY 10036

Fax No.: (212) 354-8113

Attention: Anthony F. Kahn, Esq.

All such notices, requests, demands, waivers and communications shall be deemed received (i) in the case of personal or facsimile delivery, upon actual receipt thereof by the addressee, (ii) in the case of overnight delivery, on the business day following delivery to the overnight delivery service, or (iii) in the case of U.S. mail, upon receipt of the return receipt.

Section 9.5	Severability

Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted by law so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.

Section 9.6	Binding Effect; Assignment

This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any party hereto without the prior written consent of the other parties hereto; provided, however, that Buyer may assign its rights, but not its obligations, hereunder to the Financing Source for itself and as agent for the other secured parties pursuant to Buyer’s primary senior secured credit facility or, at any time thereafter, to the creditors party to Buyer’s primary senior secured credit facility.

Section 9.7	No Third Party Beneficiaries

Except as provided in Section 9.6 and Article VII, this Agreement is solely for the benefit of Seller, and its successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer and its successors and permitted assigns, with respect to the obligations of Seller under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party (including, without limitation, any employees of the Business) any remedy, claim, liability, reimbursement, cause of action or other right.

Section 9.8	Interpretation

(a) The article and section headings and the table of contents contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

(b) As used in this Agreement, the term “person” shall mean and include an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof or any other entity.

(c) As used in this Agreement, an “affiliate” of, or a person “affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

Section 9.9	Jurisdiction and Consent to Service

Each of Seller and Buyer (a) agree that any suit, action or proceeding arising out of or relating to this Agreement shall be brought solely in a federal or state court located in the State of New York; (b) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (c) waives any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court; and (d) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.

Section 9.10	Entire Agreement

(a) This Agreement, the Confidentiality Agreement and the Disclosure Schedules and the exhibits, ancillary agreements and other writings referred to herein or delivered pursuant hereto that form a part hereof constitute the entire agreement among the parties with respect to their subject matter and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to their subject matter (including any proposal letter, letter of intent or memorandum of understanding).

(b) Except (i) as specifically provided for herein or the Transition Services Agreement or (ii) as otherwise agreed to in writing by Seller and Buyer, at the Closing, all data processing, accounting, insurance, banking, human resources, legal, communications and other products or services provided to the Business by Seller or any of its affiliates, including any agreements or understandings (written or oral) with respect thereto, will terminate.

Section 9.11	Law Governing

This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its duly authorized officer as of the date first above written.

INTERNATIONAL PAPER COMPANY

By: C. Cato Ealy, Senior Vice-President, Corporate Development

By:	/s/ TRACY EVANS
Name:	Tracy Evans
Title:	Attorney-in-fact

MOHAWK PAPER MILLS, INC.

By:	/s/ THOMAS D. O’CONNOR, JR.
Name:	Thomas D. O’Connor, Jr.
Title:	Chairman and Chief Executive Officer